Exhibit 2.1
Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of November 9, 2012

among

PRECISION CASTPARTS CORP.,

ELIT ACQUISITION SUB CORP.

and

TITANIUM METALS CORPORATION

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 9, 2012 (this “Agreement”), is among Precision Castparts Corp., an Oregon corporation (“Parent”), ELIT Acquisition Sub Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Purchaser”), and Titanium Metals Corporation, a Delaware corporation (the “Company”).  Certain terms used in this Agreement are used as defined in Section 9.12.

WHEREAS, the Board of Directors of the Company (“Company Board”), acting upon the unanimous recommendation of a special committee of independent directors of the Company (the “Special Committee”) has unanimously determined (i) that this Agreement and the Transactions, including the Support Agreement, on the terms and subject to the conditions provided for in this Agreement and the Support Agreement, are advisable and fair to, and in the best interests of, the Company and its stockholders and (ii) recommended that the holders of Company Common Stock accept the Offer, tender their shares of Company Common Stock to Purchaser pursuant to the Offer, and, to the extent applicable, adopt this Agreement and thereby approve the Transactions;

WHEREAS, the respective boards of directors of Purchaser, the Company and Parent have approved this Agreement and the Transactions on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, Purchaser shall commence a tender offer to purchase all of the shares of common stock, $.01 par value per share, of the Company (“Company Common Stock”) outstanding (each, a “Share” and, collectively, the “Shares”) for $16.50 per Share (such amount or any greater amount per Share paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), subject to any required withholding of Taxes, net to the seller in cash, on the terms and subject to the conditions provided for in this Agreement (such cash tender offer, as it may be amended from time to time as permitted by this Agreement, the “Offer”);

WHEREAS, if the Offer Closing occurs, Purchaser shall merge with and into the Company, with the Company being the surviving corporation, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which the Shares (other than certain Shares as provided in Section 3.1) that were not tendered and accepted pursuant to the Offer will be converted into the right to receive the Offer Price, subject to any required withholding of Taxes, on the terms and subject to the conditions provided for in this Agreement (the “Merger”); and

WHEREAS, Parent has required as a condition to its willingness to enter into this Agreement that certain stockholders of the Company (the “Supporting Stockholders”) enter into a Support Agreement, dated as of the date hereof (the “Support Agreement”), simultaneously herewith, pursuant to which, among other things, each Supporting Stockholder has agreed to (i) tender all Shares it beneficially owns in the Offer and (ii) take certain other actions in furtherance of the Merger, in each case, on the terms and subject to the conditions provided for in the Support Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I

THE OFFER

Section 1.1 The Offer.

(a) Commencement of the Offer.  Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer to purchase all of the outstanding Shares at a price per Share equal to the Offer Price (as adjusted pursuant to Section 1.1(g), if applicable) as promptly as reasonably practicable following the date hereof, but no later than November 20, 2012, provided that, if the Company fails to satisfy its obligations under Section 1.2(b) in a timely manner to allow for Purchaser to reasonably meet such deadline, then Purchaser shall have a reasonable additional period of time in which to commence the Offer as promptly as practicable after receiving the information from the Company under Section 1.2(b).

(b) Terms and Conditions of the Offer.  The obligation of Purchaser to, and of Parent to cause Purchaser to, accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to the satisfaction (or waiver by Parent and Purchaser) of the conditions set forth in Annex A hereto (the “Offer Conditions”).  To the extent permitted by applicable Law, Parent and Purchaser expressly reserve the right to waive any of the Offer Conditions (other than the Minimum Tender Condition or the Notice Period Condition), to increase the price per Share payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that no change may be made without the prior written consent of the Company that (i) decreases the price per Share payable in the Offer, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the maximum number of Shares sought to be purchased in the Offer, (iv) imposes conditions to the Offer in addition to the Offer Conditions, (v) amends, modifies or waives the Minimum Tender Condition, (vi) modifies or amends any of the Offer Conditions in any manner adverse to the holders of Shares, (vii) amends, modifies or waives the Notice Period Condition or (viii) except as provided in Section 1.1(c), extends the Initial Offer Expiration Date or any other scheduled expiration of the Offer.

(c) Expiration and Extensions of the Offer.  The Offer shall initially be scheduled to expire at midnight, New York City time, on the twentieth (20th) Business Day following the commencement of the Offer (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) (the “Initial Offer Expiration Date”); provided, however, that (i) if at the Initial Offer Expiration Date, any Offer Condition is not then satisfied or, to the extent permitted by this Agreement and applicable Law, waived, then Purchaser shall extend the Offer for a period of Business Days selected by Purchaser that would permit the Offer Closing to occur no later than December 31, 2012 if the Offer Conditions are satisfied as of the end of such extension, (ii) if at any other scheduled expiration of the Offer, any Offer Condition is not then satisfied or, to the extent permitted by this Agreement and applicable Law, waived, then Purchaser shall extend the Offer on one or more occasions for consecutive periods of up to ten (10) Business Days each (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act), each as determined by Parent in its sole discretion, or for such longer period(s) as Parent and the Company may otherwise agree, up until the Walk-Away Date in order to permit such Offer Condition(s) to be satisfied; provided, however, that if, at any scheduled expiration of the Offer, all of the Offer Conditions, except for the Minimum Tender Condition, are satisfied or have been waived, Purchaser shall only be required to extend the Offer for a maximum of two additional periods of ten (10) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act); and (iii) Purchaser shall be required to extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or of the New York Stock Exchange applicable to the Offer.  Notwithstanding any of the foregoing contained in this Section 1.1(c), the extension of the Offer shall be subject to the parties’ respective rights to terminate this Agreement pursuant to Article VIII, and nothing contained herein shall require Purchaser to extend the period during which the Offer remains open to any date after the Walk-Away Date or the termination of this Agreement.  The “Initial Offer Expiration Date” as it may be extended is referred to as the “Offer Expiration Date.”  Notwithstanding anything to the contrary contained in this Section 1.1, if this Agreement is terminated pursuant to Section 8.1 before the Offer Closing, then Purchaser shall promptly (and, in any event, within one (1) Business Day after such termination), irrevocably and unconditionally terminate the Offer.  Notwithstanding anything to the contrary in this Agreement, if at any Offer Expiration Date, all Offer Conditions have been satisfied or, to the extent permitted by this Agreement, waived, Purchaser may not extend the Offer and shall promptly accept for payment and pay for Shares tendered pursuant to the Offer.

(d) Subsequent Offering Period.  If, as of the Offer Closing, all of the conditions to the Offer have been satisfied (or, to the extent permitted by this Agreement and applicable Law, waived by Purchaser) but the number of Shares validly tendered and not withdrawn pursuant to the Offer, when taken together with Shares, if any, then owned by Parent and its Subsidiaries, constitutes less than 90% of the Shares then outstanding, Purchaser shall have the right to provide for a “subsequent offering period” (as contemplated by Rule 14d-11 under the Exchange Act) without the consent of the Company.

(e) Payment.  Subject to the terms of the Offer and this Agreement and the satisfaction or permitted waiver of all the Offer Conditions, Purchaser shall accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer promptly after the Offer Expiration Date and in any event in compliance with Rule 14d-10 and Rule 14e-1(c) under the Exchange Act.  Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to pay for all Shares that Purchaser becomes so obligated to pay for pursuant to the Offer and the other terms and conditions of this Agreement.  The Offer Price shall, subject to any required withholding of Taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer.  The Company agrees that no Shares held by the Company or any of its Subsidiaries will be tendered to Purchaser pursuant to the Offer.  The payment for Shares accepted for payment pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing.”

(f) Termination of the Offer.  The termination of the Offer pursuant to Section 1.1(c) is referred to in this Agreement as the “Offer Termination.”  If the Offer is terminated or withdrawn by Purchaser, or this Agreement is terminated in accordance with Section 8.1, in each case, before the Offer Closing, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof in accordance with the terms of the Offer and applicable Law.

(g) Adjustments to Offer Price.  The Offer Price shall be adjusted to the extent appropriate to reflect the effect of any stock split, division or subdivision of shares, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend (other than Permitted Dividends), reverse stock split, consolidation or combination of shares, reclassification, recapitalization or other similar transaction with respect to the Shares occurring or having a record date on or after the date of this Agreement and prior to the Offer Closing; provided, that this Section 1.1(g) shall not affect or supersede the provisions of Section 6.1.

(h) Offer Documents.  As promptly as practicable on the date of commencement of the Offer, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) with respect to the Offer.  The Schedule TO shall contain or incorporate by reference an offer to purchase and forms of the related letter of transmittal, summary advertisement, notices to brokers, dealers and clients, and all other ancillary Offer documents (collectively, together with all amendments, supplements and exhibits thereto, the “Offer Documents”).  The Company shall promptly furnish to Parent in writing all information concerning the Company that may be required by applicable federal securities Laws for inclusion in the Offer Documents.  Parent and Purchaser shall cause the Offer Documents (i) to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities Laws and (ii) to comply as to form in all material respects with the requirements of the Exchange Act, the applicable rules and regulations of the New York Stock Exchange and all other applicable Laws.  Unless previously withdrawn in accordance with Section 6.2(e), Parent and Purchaser shall be entitled to include the Recommendations in the Offer Documents.  Parent and Purchaser, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall be or shall have become false or misleading in any material respect, and Parent and Purchaser shall cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities Laws.  The Special Committee and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents before they are filed with the SEC and disseminated to holders of Shares, and Parent and Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Special Committee and its counsel.  In addition, Parent and Purchaser agree to provide the Special Committee and its counsel with any comments, whether written or oral, that Parent or Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, to consult with the Special Committee and its counsel prior to responding to any such comments and to provide the Special Committee with copies of all such written responses (or if oral responses, summaries thereof).

Section 1.2 Company Actions.

(a) Schedule 14D-9.  As promptly as practicable on or after the date of commencement of the Offer (but in no event after November 20, 2012, if the Offer has commenced by such date), the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) which, subject to Section 6.2(e), shall contain the Recommendations and the Fairness Opinion in its entirety. The Company shall use its reasonable best efforts to file the Schedule 14D-9 on the date of commencement of the Offer.  The Company shall cause the Schedule 14D-9 (i) to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities Laws and (ii) to comply as to form in all material respects with the requirements of the Exchange Act, the applicable rules and regulations of the New York Stock Exchange and all other applicable Laws.  Parent and Purchaser shall promptly furnish to the Special Committee in writing all information concerning Parent and Purchaser that may be required by applicable federal securities Laws for inclusion in the Schedule 14D-9 or reasonably requested by the Company for inclusion in the Schedule 14D-9.  The Company, on the one hand, and each of Parent and Purchaser, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall be or shall have become false or misleading in any material respect, and the Company shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities Laws.  Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Shares, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel.  In addition, the Company agrees to provide Parent and its counsel with any comments, whether written or oral, that the Company may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, to consult with Parent and its counsel prior to responding to any such comments and to provide Parent with copies of all such written responses (or if oral responses, summaries thereof).

(b) Stockholder Lists.  In connection with the Offer, the Company shall cause its transfer agent to furnish Purchaser or its designated agent with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares.  The Company shall furnish Purchaser with such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares.  Subject to the requirements of applicable Laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Purchaser shall not use and shall hold in confidence in accordance with the requirements of the Confidentiality Agreement, until consummation of the Offer, the information furnished in accordance with this Section 1.2(b) and, if this Agreement shall be terminated, each of Parent and Purchaser shall, upon request, deliver to the Company or destroy all copies of such information in its (or its Representatives’) possession in accordance with the terms of the Confidentiality Agreement.

Section 1.3 Directors of the Company.

(a) Composition of the Company Board and Committees.  Upon the Offer Closing and for so long as Parent and its Subsidiaries, directly or indirectly, beneficially own in the aggregate more than 50% of the outstanding Shares, Parent, in accordance with applicable Law, shall be entitled to designate at least that number of directors, rounded up to the next whole number, constituting the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of directors designated and elected by Parent pursuant to this Section 1.3(a)) and (ii) the percentage that the aggregate number of Shares directly or indirectly beneficially owned by Parent and its Subsidiaries (including Shares purchased pursuant to the Offer) bears to the total number of Shares then outstanding, and the Company shall promptly, at the request of Parent, take all necessary action to cause Parent’s designees to be elected or appointed to the Company Board, including, if necessary, by increasing the total number of Company directorships, and seeking and accepting resignations of incumbent directors.  At such time, the Company shall also, at the request of Parent, take all necessary action to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, that represents the same percentage as such individuals represent on the Company Board, on (1) each committee of the Company Board and (2) each board of directors (or similar body) of each Subsidiary of the Company (and each committee or similar body thereof).

(b) Section 14(f) and Rule 14f-1.  The Company’s obligations to elect or appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Assuming Parent supplies to the Company on a timely basis all information with respect to Parent, the Purchaser, their respective officers, directors and affiliates and proposed designees required by Section 14(f) and Rule 14f-1, the Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(b), including mailing to stockholders (together with the Schedule 14D-9) any information required by Section 14(f) and Rule 14f-1 to enable Parent’s designees to be elected or designated to the Company Board at the time or times contemplated by this Section 1.3. Parent shall supply or cause to be supplied to the Company any information with respect to Parent, the Purchaser, their respective officers, directors and affiliates and proposed designees to the Company Board required by Section 14(f) and Rule 14f-1.

(c) Independent Directors.  Notwithstanding the foregoing, at all times prior to the Effective Time, the Company Board shall be composed of not less than three (3) Independent Directors, and (i) if the number of Independent Directors shall ever be fewer than three (3) for any reason (or if immediately following Offer Closing there are not at least three (3) then-existing directors of the Company who are willing to serve as Independent Directors), then the remaining Independent Director(s) shall be entitled to designate any Qualified Person to fill each such vacancy and each such designated Qualified Person shall be deemed to be an Independent Director for all purposes of this Agreement, or (ii) if no Independent Directors remain for any reason, the other directors shall be required to designate three (3) Qualified Persons to fill such vacancies, and such persons shall be deemed to be Independent Directors for all purposes of this Agreement.  Subject to the Offer Closing, the Company shall, if Parent shall so request, take all action necessary to elect to be treated as a “Controlled Company” for purposes of New York Stock Exchange Rule 303A (or any successor provision) and make all necessary filings and disclosures associated with such status.

(d) “Independent Director” means any member of the Company Board while such person is such a member thereof, who was a member of the Special Committee prior to the date of this Agreement, and any successor of an Independent Director who meets the standards of an “independent director” under Section 301 of the Sarbanes-Oxley Act of 2002 and who was recommended or elected to so succeed by a majority of Independent Directors.

(e) “Qualified Person” means any person who meets the standards of an “independent director” under Section 301 of the Sarbanes-Oxley Act of 2002.

(f) Independent Director Approval.  Following the election or appointment of Parent’s designees pursuant to Section 1.3(a) and until the Effective Time, the approval or written consent of a majority of the Independent Directors (or of the sole Independent Director if there shall be only one (1) Independent Director) shall be required for the Company to authorize (and, subject to the fullest extent permitted by applicable law, such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) (such authorization, the “Independent Director Approval”): (i) any consent or action by the Company required under this Agreement, including any amendment or termination of this Agreement by the Company, (ii) any extension of the time for performance of any obligation or action hereunder by Parent or Purchaser, (iii) any waiver of compliance with any covenant of Parent or Purchaser or any waiver of any other agreements or conditions contained herein for the benefit of the Company or (iv) any exercise of the Company’s rights or remedies under this Agreement.

(g) No Limitation of Rights.  The provisions of this Section 1.3 are in addition to and shall not limit any rights that Parent, Purchaser or any of their respective Affiliates may have as a record holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

Section 1.4 Offer Documents; Schedule 14D-9; Proxy or Information Statement; 14f-1 Disclosures.  Without limiting any other provision of this Agreement, whenever any party hereto becomes aware of any event or change which is required to be set forth in an amendment or supplement to the Offer Documents, the Schedule 14D-9, the 14f-1 Disclosures or the Proxy Statement or Information Statement, as applicable, such party shall promptly inform the other parties thereof and each of the parties shall cooperate in the preparation, filing with the SEC and (as and to the extent required by applicable federal securities Laws) dissemination to the Company’s stockholders of such amendment or supplement.

ARTICLE II

THE MERGER

Section 2.1 The Merger.  If the Offer Closing occurs, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time Purchaser shall be merged with and into the Company, and the separate corporate existence of Purchaser shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.2 Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Dallas, Texas time) on the date of satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII, at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, TX 75201, unless another time, date or place is agreed to in writing by the parties hereto.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.3 Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (or if applicable, a certificate of ownership and merger), executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”) and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 2.4 Effects of the Merger.  The Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.  The certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 6.9 hereof).

Section 2.6 Directors and Officers of the Surviving Corporation.

(a) The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS

Section 3.1 Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares, or any shares of capital stock of Purchaser:

(a) Capital Stock of Purchaser.  Each issued and outstanding share of capital stock of Purchaser shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Any Shares that are owned by the Company as treasury stock, and any Shares owned by Parent or Purchaser, shall be automatically canceled and shall cease to exist without any conversion thereof and no distribution or consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Each Share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(b) and Dissenting Shares) shall be converted automatically into the right to receive an amount in cash equal to the Offer Price, without interest (the “Merger Consideration”).  As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of:  (i) a certificate which represented any such Shares (each, a “Certificate”), or (ii) any non-certificated Shares represented by a book-entry (each, a “Book-Entry Share”), in each case, that were outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with Section 3.2(b), without interest.

Section 3.2 Exchange of Company Common Stock.

(a) Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) for the payment, in accordance with this Article III, of the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 3.1(c).  Parent shall, or shall take all steps necessary to enable and cause the Surviving Corporation to, deposit, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 3.1(c) with the Paying Agent at or prior to the Effective Time.  Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) money market funds investing solely in a combination of the foregoing.

(b) Payment Procedures.  As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of Certificates or Book-Entry Shares whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1(c) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of such Certificates) or transfer of Book-Entry Shares to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate or transfer of a Book-Entry Share for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate or held in book-entry form, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (1) the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (2) the Person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 3.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article III, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Stock.  The Merger Consideration paid in respect of Shares upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or Book-Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law.  Subject to the last sentence of Section 3.2(e), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

(d) Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article III.

(e) Termination of Fund.  At any time following six (6) months after the Closing Date, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates or Book-Entry Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes.  Parent, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to a holder of shares of Company Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign Tax Law.  To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  The parties agree to provide and to make customary requests for information and documentation allowing for the avoidance of withholding.

Section 3.3 Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL.  If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such Share, in accordance with Section 3.1, without any interest thereon.  The Company shall give Parent prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 3.4 Termination of Company Stock Plan.  Following the Offer Closing and prior to the Effective Time, the Company shall take all actions necessary to terminate all of its Company Stock Plan, such termination to be effective at the Effective Time.  After the Effective Time, the Company Stock Plan shall be terminated and no further options or other rights with respect to shares of Company Common Stock shall be granted thereunder.

Section 3.5 Adjustments.  Notwithstanding any provision of this Article III to the contrary, without duplication to the effects of Section 1.1(g), if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction; provided, that this Section 3.5 shall not affect or supersede the provisions of Section 6.1.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Purchaser that, except as disclosed (a) in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) or (b) in any Company SEC Document (it being understood that any matter disclosed in such Company SEC Documents shall be deemed disclosed with respect to any section of this Article IV to which the matter relates to the extent the relevance of such matter to such other section is reasonably apparent, and provided that any matters required to be disclosed for purposes of Section 4.2 (Capitalization) shall not be qualified by any information disclosed in such Company SEC Documents); provided, however, that disclosures contained in (i) Company SEC Documents under the captions “Risk Factors” or “Forward Looking Statements” and any other similar disclosures contained therein that are cautionary in nature and (ii) any exhibits filed pursuant to section 4 or section 10 of the Exhibit Table contained in Item 601 of Regulation S-K shall not be deemed to be so disclosed:

Section 4.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.  For purposes of this Agreement, “Material Adverse Effect” shall mean, with respect to the Company, any development, change, event, condition, occurrence or effect which, individually or when taken together with all other developments, changes, events, conditions, occurrences or effects that exist at the date of determination, (i) prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Offer or the Merger or (ii) has had or would reasonably be expected to have a material adverse effect on (A) the business, operations, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole, or (B) the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions, other than developments, changes, events, conditions, occurrences or effects directly arising out of or resulting from (1) general conditions in the industry in which the Company and each of its Subsidiaries primarily operate, provided that such developments, changes, events, conditions, occurrences or effects do not affect the Company and its Subsidiaries taken as a whole in a materially disproportionate manner as compared to other comparable participants in such industry; (2) general economic, financial, debt, credit or securities markets conditions, in the United States or elsewhere in the world, provided that such developments, changes, events, conditions, occurrences or effects do not affect the Company and its Subsidiaries taken as a whole in a materially disproportionate manner relative to other comparable companies operating in the industry in which the Company and each of its Subsidiaries primarily operate; (3) changes in Law or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions, provided that such developments, changes, events, conditions, occurrences or effects do not affect the Company and its Subsidiaries taken as a whole in a materially disproportionate manner relative to other comparable companies operating in the industry in which the Company and each of its Subsidiaries primarily operate; (4) the announcement or performance of this Agreement or the pendency of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions; (5) any action taken by the Company or its Subsidiaries as required by this Agreement or with Parent’s consent, or any failure by the Company to take any action as a result of the restrictions in Article VI of this Agreement; or (6) any decline in the market price, or change in trading volume, of the capital stock of such party or any failure of the Company to meet internal projections or forecasts, or projections or forecasts of any other Person, of revenues, earnings or cash flow for any period ending on or after the date of this Agreement, in and of itself (for the avoidance of doubt this clause (6) shall not preclude either party from asserting that the underlying cause of any such change in stock price or trading volume or failure can be taken into account for purposes of determining whether a Material Adverse Effect has occurred).

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c) The Company has made available to Parent complete and correct copies of its certificate of incorporation (the “Company Certificate of Incorporation”) and bylaws (the “Company Bylaws” and, together with the Company Certificate of Incorporation, the “Company Charter Documents”), as amended to the date of this Agreement.

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”).  At the close of business on November 5, 2012: (i) 175,061,774 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Common Stock were held by the Company in its treasury; (iii) 461,500 shares of Company Common Stock were reserved for issuance under the Company Stock Plans; and (v) no shares of Company Preferred Stock were outstanding.  All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Except pursuant to this Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock.

(b) Other than TIMET Savoie, S.A., a joint company based in France, which is owned 70% by the Company and 30% by Compagnie Europeenne du Zirconium-CEZUS, S.A, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary are owned by the Company, directly or indirectly.  All outstanding shares of capital stock or other equity ownership interest of each Subsidiary are free and clear of any Liens (other than Permitted Liens), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.  No shares of Company Common Stock are held by any Subsidiary.  Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, Xi’an Baotimet Valinox Tubes, Co. Ltd., NL Industries, Inc., Valhi, Inc. and Kronos Worldwide, Inc., the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, limited liability company, partnership, joint venture, association or other entity.

Section 4.3 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval (if required by the DGCL), to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by the Company Board (based on the recommendation of the Special Committee) and, except for obtaining the Company Stockholder Approval (if required by the DGCL), no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Special Committee, at a meeting duly called and held, has (i) determined that this Agreement and the Transactions, are fair and advisable to, and in the best interests of, the Company and its stockholders (other than the Principal Stockholders, as to which it has made no determination), (ii) approved and declared advisable this Agreement and the Transactions, including the Offer, the Support Agreement and Merger and (iii) resolved to recommend that the Company Board, subject to Section 6.4 hereof, recommend that the stockholders of the Company adopt this Agreement and tender their Shares in the Offer.  The Company has provided a true and complete copy of the resolutions of the Special Committee described in the foregoing sentence to Purchaser.

(c) The Company Board, at a meeting duly called and held, has (i) approved and declared advisable this Agreement and the Transactions, including the Offer, Support Agreement and Merger and (ii) resolved, subject to Section 6.4 hereof, to recommend that the stockholders of the Company adopt this Agreement and tender their Shares in the Offer.  The Company has provided a true and complete copy of the resolutions of the Company Board described in the foregoing sentence to Purchaser.

(d) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Transactions, or compliance by the Company with any of the terms or provisions hereof, will: (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter Documents, or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4, the Company Stockholder Approval is obtained and the filings referred to in Section 4.4 are made prior to the Effective Time and any waiting period required thereunder shall have been terminated or expired prior to the Effective Time, (A) violate any Law applicable to the Company or any of its Subsidiaries, or (B) violate, conflict with, result in a breach of any provision  of, or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, amendment or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract, except for such violations, conflicts, breaches or defaults with respect to this clause (ii) that are not reasonably expected to have a Material Adverse Effect (it being understood that such violations, conflicts, breaches or defaults with respect to any Company Material Contract designated in clauses (i), (ii), (v) and (vi) of Section 4.13(a) are set forth on Schedule 4.3(d) of the Company Disclosure Schedule irrespective of this exception).

(e) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares entitled to vote at the Company Stockholders Meeting, or any adjournment or postponement thereof, or the written consent of the holders of a majority of the outstanding Shares (the “Written Consent”) in favor of the adoption of this Agreement (in either case, the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions (if required by the DGCL).

Section 4.4 Governmental Approvals.  Except for (a) the filing with the SEC of the Schedule 14D-9 and, if necessary, of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), an information statement required by Rule 14f-1 under the Exchange Act (as amended and supplemented from time to time, the “14f-1 Disclosures”) or an information statement relating to the Written Consent (as amended or supplemented from time to time, the “Information Statement”), and any other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the New York Stock Exchange, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) filings required under, and compliance with other applicable requirements of, the HSR Act, (d) filings required under, and compliance with other applicable requirements of European Council Regulation n°139/2004, and (e) filings, if any, required as a result of the particular status of Parent or Purchaser, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, in each case, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to (i) have a Material Adverse Effect, or (ii) impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the Transactions on a timely basis.

Section 4.5 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed all reports, schedules, proxies, forms and other document with the SEC required to be filed or furnished by the Company under the Securities Act or the Exchange Act since December 31, 2010 (such documents, together with any of the exhibits thereto or documents incorporated by reference therein, as filed with or furnished to the SEC between December 31, 2010 and the date of this Agreement, the “Company SEC Documents”).  As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) The consolidated financial statements (including, in each case, the notes thereto) of the Company included in or incorporated by reference into the Company SEC Documents when filed, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be indicated in such financial statements or the notes thereto, (ii) as permitted by the published rules and regulations of the SEC and (iii) in the case of unaudited quarterly financial statements, for the absence of notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

(c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, if known, would be required to be reflected on or reserved against on a consolidated balance sheet of the Company (or the notes thereto) prepared in accordance with GAAP, except liabilities (i) reflected on or reserved against on the balance sheet of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Documents, including the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011 (the “Balance Sheet Date”), (ii) incurred after the Balance Sheet Date in the Ordinary Course of Business, (iii) incurred after the date of this Agreement and expressly permitted or required by this Agreement or in connection with the Transactions or (iv) as would not reasonably be expected to have a Material Adverse Effect.

(d) The principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings given to those terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) regarding the reliability of the Company’s and its consolidated Subsidiaries’ financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures of the Company are being made only in accordance with the authorization of management and directors of the Company and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(f) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(g) Except for the Company’s investment in Xi’an Baotimet Valinox Tubes, Co. Ltd., neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).

(h) Since December 31, 2010, the Company has not received any written notification from its independent accountants of any (i) “significant deficiency” or (ii) “material weakness” in the Company’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. Since December 31, 2010, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (1) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s and its consolidated Subsidiaries’ ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or its Subsidiaries’ internal controls. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee of the Company Board since December 31, 2010. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof. The Company has made available to Parent a summary of all material complaints or concerns, if any, relating to other matters made since December 31, 2010 through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. Since December 31, 2010, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board or the Company Board pursuant to the rules adopted pursuant to Section 307 of SOX or any Company policy contemplating such reporting, including in instances not required by those rules.

Section 4.6 Absence of Certain Changes.  Since the Balance Sheet Date, (i) the Company has carried on and operated its businesses in all material respects in the Ordinary Course of Business, (ii) there have not been any developments, changes, events, conditions, occurrences or effects that have had, or would expect to have, a Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of any of the covenants set forth in clauses (ii), (iv), (v), (viii), (ix), (x), (xii) or (xiv) of Section 6.1(b).

Section 4.7 Legal Proceedings.  There is no pending or, to the Knowledge of the Company, threatened, Action against the Company or any of its Subsidiaries, nor is there any Order imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority or arbitrator, except in each case for Actions or Orders that arise in Ordinary Course of Business that would not, individually or in the aggregate, be material to the Company or its Subsidiaries, taken as a whole.

Section 4.8 Compliance With Laws; Permits.  The Company and its Subsidiaries are in compliance in a material respects with all Laws applicable to the Company or any of its Subsidiaries.  The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same would not reasonably be expected to have a Material Adverse Effect.  All Permits are in full force and effect, except for Permits the absence of which, or the failure of which to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  The Company and its Subsidiaries are in material compliance with the terms of all such Permits.

Section 4.9 Information Supplied.  Subject to the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 5.4, neither the Schedule 14D-9 nor any information supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents will, at the respective times the Schedule 14D-9, the Offer Documents, or any amendments or supplements thereto, are filed with the SEC or at the time they are first published, sent or given to stockholders of the Company, or on the Offer Expiration Date, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  Subject to the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 5.4 and to the extent prepared prior to the Offer Closing, neither the Proxy Statement, the 14f-1 Disclosures nor the Information Statement, as applicable, will on the date it is first mailed to stockholders of the Company and, with respect to the Proxy Statement, if applicable, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Schedule 14D-9, the 14f-1 Disclosures and the Proxy Statement or the Information Statement, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Proxy Statement, the 14f-1 Disclosures or the Information Statement.

Section 4.10 Tax Matters.

(a) Except for those matters that would not reasonably be expected to have a Material Adverse Effect: (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, in each case taking into account any extension of time within which to file, all Tax Returns (as hereinafter defined) required to be filed by it, and all such filed Tax Returns are correct and complete in all respects; (ii) all Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been timely paid; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries, which has not been fully paid or adequately reserved in the Company SEC Documents; and (iv) no material audit or other administrative or court proceedings are pending (including as a result of any written, or to the Knowledge of the Company other, notice of a claim or pending investigation) with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code within the past two years.  Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(b) The material income Tax Returns of the Company and its Subsidiaries through the taxable year ended December 31, 2009, have been examined and closed or are Tax Returns for which the applicable period for assessment, after giving effect to extensions or waivers, has expired.  The Company has delivered or made available to Parent on or prior to the date of this Agreement accurate and complete copies of all material federal, state and foreign income Tax Returns for years ending on or after December 31, 2009.  No claim has been made in writing by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file income Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no material Tax sharing, indemnity or similar arrangements (other than customary tax indemnification provisions contained in commercial or financial arrangements not principally related to Taxes) with respect to or involving the Company or any of its Subsidiaries, other than such an arrangement exclusively between or among the Company and its Subsidiaries.

(c) There is no agreement, plan or other arrangement covering any employee or independent contractor or former employee or independent contractor of the Company or any of its Subsidiaries and to which the Company or any of its Subsidiaries or Affiliates is a party or plan sponsor that, considered individually or considered collectively with any other such agreement, plan or arrangement, will give rise to the payment by the Company or any of its Subsidiaries of any amount in connection with the Offer, the Merger or the other Transactions that would not be deductible pursuant to Section 280G of the Code.

(d) For purposes of this Agreement:  (i) “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, imposts, levies or other like assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, charges and other like assessments of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(e) This Section 4.10 constitutes the sole and exclusive representation or warranty of the Company relating to tax matters.

Section 4.11 Employment, Employee Benefits and Labor Matters.

(a) The Company Disclosure Schedule lists (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) all written employment agreements, and (iii) all material plans or agreements (excluding government programs, statutory benefits, and individual grant agreements) that provide for bonus, incentive compensation, equity or equity-based compensation, deferred compensation, change in control benefits, severance, stock purchase, sick leave, vacation pay, salary continuation, medical, life insurance, scholarship, pension, welfare benefits, retention, or tax gross-ups, in each case, maintained, sponsored or contributed to, or required to be maintained, sponsored or contributed to, by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code (each, a “Commonly Controlled Entity”) for the benefit of any current or former employee, officer, individual contractor, director or individual consultant (each, a “Company Plan”).

(b) No Company Plan is subject to, and neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation under or with respect to any “pension plan” (as defined in Section 3(2) of ERISA) that is subject to, Section 302 or Title IV of ERISA or Section 412 of the Code. None of the Company, any of its Subsidiaries or a Commonly Controlled Entity (i) participates in, or is required to contribute to, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or (ii) has any outstanding withdrawal liability or any other liability or obligation arising under or in connection with or relating to a multiemployer plan (contingent or otherwise). Neither the Company nor any of its Subsidiaries has any material current or contingent liability as a consequence of at any time in the past six (6) years being considered a single employer under Section 414 of the Code with any other Person (other than the Company or any of its Subsidiaries, determined as of the date of this Agreement).

(c) The Company has made available to Parent correct and complete copies of (i) each Company Plan (or, in the case of any such Company Plan that is unwritten, descriptions thereof), and to the extent applicable: (ii) the most recent determination or opinion letter received from the Internal Revenue Service, as well as a correct and complete copy of each pending application for a determination letter, (iii) the most recent Forms 5500 and all schedules thereto, (iv) the most recent summary plan description, (v) the most recent audited financial statements and actuarial valuation reports prepared with respect to each Company Plan and (vi) each trust agreement and insurance or group annuity contract relating to such Company Plan.

(d) Each Company Plan and each related trust or other funding vehicle has been administered in compliance with its terms and with the applicable provisions of ERISA, the Code and all other applicable Laws except for any instances of noncompliance that would not reasonably be expected to have a Material Adverse Effect. The Company, its Subsidiaries and Commonly Controlled Entities are in compliance in all material respects with ERISA, the Code and all other applicable Laws in respect of the Company Plans, except for any instances of noncompliance that would not reasonably be expected to have a Material Adverse Effect.  All Company Plans that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) that is maintained, contributed to or required to be contributed to by the Company or its Subsidiaries is so qualified, except for any instances of noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(e) Schedule 4.11(e) of the Company Disclosure Schedule lists all Company Plans that provide health, medical or life insurance benefits coverage after retirement (other than for reimbursements of claims incurred prior to retirement or continuation coverage required under Section 4980(B)(f) of the Code or analogous state Laws). All contributions, premiums and benefit payments under or in connection with the Company Plans that are required to have been made no later than the date hereof in accordance with the terms of the Company Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Company SEC Documents in accordance with GAAP, except for any instances of noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(f) There are no Actions pending or, to the Company’s Knowledge, threatened arising from or related to any of the Company Plans, other than routine claims for benefits or that would not, individually or in the aggregate, be material to the Company or its Subsidiaries, taken as a whole.  With respect to each Company Plan, all Tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Body and all notices and disclosures required under applicable Laws have been timely provided to participants, except that would not, individually or in the aggregate, result in material liability to the Company or its Subsidiaries, taken as a whole.

(g) Except as contemplated in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event including a termination of any employee, officer, director, stockholder or other individual service provider of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries in connection with such transactions) (i) result in any payment becoming due to any current or former employee, director or officer of the Company or any of its Subsidiaries or satisfy any prerequisite to any payment or benefit to any employee or director of the Company or its Subsidiaries, (ii) increase any benefits under any Company Plan or (iii) result in the acceleration of the time of payment, vesting or funding of any benefits under any Company Plan.

(h) Neither the Company nor any of its Subsidiaries has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

(i) The Company and its Subsidiaries are in compliance with all federal, state, and foreign Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, to the extent applicable, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, state anti-discrimination laws and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages, except for non-compliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  To the Knowledge of the Company, as of the date hereof, the Company has not received (i) written notice of any audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of the Company or (ii) written notice of any threatened employment-related litigation or claim, except in the case of each of clauses (i) or (ii), the result of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.12 Environmental Matters.  Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, (i) each of the Company and its Subsidiaries is, and has been since January 1, 2008, in compliance with all applicable Laws relating to the protection of human health or the environment or the protection of worker health and safety as it relates to exposure to hazardous materials (“Environmental Laws”), (ii) each of the Company and its Subsidiaries possesses, and has possessed, and has been in compliance since January 1, 2008, and is currently in compliance with, Permits required under Environmental Laws, (iii) as of the date of this Agreement, there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries, and (iv) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has any Knowledge of, has received any notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws.  This Section 4.12 constitutes the sole and exclusive representations and warranties of the Company liabilities or obligations, or compliance with Environmental Laws.

Section 4.13 Material Contracts.

(a) Except for this Agreement, the Confidentiality Agreement and the Company Plans, neither the Company nor any Subsidiary of the Company is a party to or bound by any Contract:

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the Company;

(ii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $5,000,000;

(iii) which purports to limit or restrict in any material respect (A) the ability of the Company or its Subsidiaries to solicit customers or (B) the manner in which, the line of business in which or the localities in which, all or any portion of the business of the Company and its Subsidiaries, including, following consummation of the transactions contemplated by this Agreement, Parent and its Subsidiaries, competes or would compete;

(iv) which would prohibit or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated hereby or otherwise materially impair the ability of the Company to perform its obligations hereunder;

(v) which would require the Company or any of its Subsidiaries to purchase or procure goods and/or services of more than $10,000,000 over the remaining term of such contract (“Supplier Long-Term Agreements”) or that is an agreement for the sale of goods to the Company’s top ten customers based on revenue for the twelve-month period ending on the Balance Sheet Date (“Customer Long-Term Agreements”);

(vi) which by its terms calls for aggregate payments by or to the Company or any of its Subsidiaries of more than $5,000,000 over the remaining term of such Contract, except for (A) Company Real Property Leases, (B) Customer Long-Term Agreements, (C) Supplier Long-Term Agreements or (D) any such Contract that may be canceled without any penalty or other liability to the Company or any of its Subsidiaries;

(vii) except for Contracts entered into in the Ordinary Course of Business, which (A) was entered into within two years of the date of this Agreement and relates to the acquisition or disposition by the Company or any of its Subsidiaries of a business or (B) relates to any acquisition of a business by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or other similar contingent payment obligations;

(viii) to which, except for the Company’s investment in Xi’an Baotimet Valinox Tubes, Co. Ltd., the Company or any of its Subsidiaries is a party constituting a joint venture, partnership, limited liability or other similar agreement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(ix) which involves any employees or consultants of the Company or any Subsidiary of the Company and creates severance or any similar obligations for the Company or any Subsidiary of the Company, or requires payment of total annual compensation in excess of $250,000;

(x) which is a collective bargaining agreement or other similar labor or union Contract;

(xi) with the exception of the Formation Agreement, dated as of July 31, 1996, between the Company, Compagnie Europeenne du Zirconium-CEZUS, S.A., TIMET UK Limited and TIMET Savoie, S.A., which contains a put, call, agreement or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, (A) any equity interests of any Person or (B) a substantial portion of the assets of any Person;

(xii) which is a settlement, conciliation or similar agreement with any Governmental Authority that would require the Company or any of its Subsidiaries to pay material consideration after the date of this Agreement; or

(xiii) any all Contracts of the type described or disclosed in this Section 4.13(a)(i) – (xii) are referred to herein as “Company Material Contracts”).

(b) (i) Each Company Material Contract is valid and binding on the Company and its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and in full force and effect; (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries has received written notice of, or otherwise has Knowledge of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Material Contract, except, in each case above, where such failure would not reasonably be expected to have a Material Adverse Effect.  Except for matters that would not reasonably be expected to have a Material Adverse Effect, the Company has not received any written notice from any other party to any Company Material Contract that the party intends to terminate or not renew any Company Material Contract prior to the expiration date thereof.

(c) With respect to product sales for the year ending December 31, 2012, no Customer Long-Term Agreement contains terms or provisions that, to the Company’s Knowledge, would require the products or services to be sold thereunder in the aggregate for a selling price less than the Company’s or its Subsidiaries’ specifically-allocable direct and indirect costs with respect thereto.

Section 4.14 Intellectual Property.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, the Company or any of its Subsidiaries, as applicable, owns, or is licensed or otherwise possesses adequate rights to use, all material Intellectual Property used in their respective businesses as currently conducted.  As of the date of this Agreement, except as would not reasonably be expected to have a Material Adverse Effect, (i) there are no pending (or to the Knowledge of the Company, threatened in writing) claims by any Person alleging infringement by the Company or any of its Subsidiaries of any Intellectual Property of such Person, and (ii)  neither the Company nor any of its Subsidiaries has made any written claim of infringement against any Person of any Intellectual Property owned by the Company or any of its Subsidiaries.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, (i) the conduct of the business of the Company and its Subsidiaries does not infringe any Intellectual Property of any Person and (ii) as of the date of this Agreement, no Person is infringing any Intellectual Property owned by the Company or any of its Subsidiaries.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries (i) take reasonable actions to protect the security of their computer systems and networks and the confidentiality of their material data, information, and Trade Secrets and (ii) abide by all Laws and internal policies regarding the collection, use and disclosure of personally identifiable information, including customer and client information.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has licensed or provided to any Person any source code or related source materials for any material software owned by the Company or any of its Subsidiaries, other than any employees, contractors or consultants of the Company or any of its Subsidiaries who have confidentiality obligations to the Company or such Subsidiary with respect to such source code or related source materials, and (ii) no source code or related source materials for any material software owned by the Company or any of its Subsidiaries has been placed in escrow.

Section 4.15 Property; Title to Assets.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, the Company or its Subsidiaries have fee title to all real properties purported to be owned by the Company or its Subsidiaries in the Company SEC Documents (“Owned Real Property”), free and clear of all Liens (other than Permitted Liens).

(b) All material real property leased or subleased by the Company or any Subsidiary of the Company (each, a “Company Real Property Lease”) is valid, binding, enforceable and in full force and effect, except for such failures to be in full force and effect that would not reasonably be expected to have a Material Adverse Effect.  None of the Company or any Subsidiary of the Company has received written notice of default under any Company Real Property Lease by the Company or any of its Subsidiaries, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, in each case except as would not reasonably be expected to have a Material Adverse Effect. Except for matters that would not reasonably be expected to have a Material Adverse Effect, the Company or a Subsidiary of the Company (as the case may be) has a valid, binding and enforceable leasehold estate under all Company Real Property Leases, free and clear of all Liens, except Permitted Liens.

(c) The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, together with the contemplated capital expenditures set forth in the capital expenditures forecast for 2012 and 2013 (copies of which have been made available to Parent), in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens, except where such failure to have title or leasehold interests would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.16 Insurance.  The Company and its Subsidiaries have all material policies of insurance (including fidelity bonds and other similar instruments) relating to the Company, its Subsidiaries or any of their respective employees or directors, or Assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. The Company has made available to Parent memoranda of insurance for all material policies of insurance relating to the Company, its Subsidiaries or any of their respective employees or directors or its Assets. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. There is no material claim pending under any of such insurance policies as to which coverage has been denied or disputed by the underwriters of such insurance policies and there has been no threatened termination of any such insurance policies.

Section 4.17 Affiliated Transactions.  To the Knowledge of the Company, no officer, director, stockholder or Affiliate of the Company or its Subsidiaries or any individual in such officer’s, director’s or stockholder’s immediate family (a) owns any property or right, tangible or intangible, that is material to the conduct of the business of the Company or its Subsidiaries, (b) has filed or, to the Knowledge of the Company, otherwise has any cause of action against the Company or its Subsidiaries, (c) with the exception of trade payables between the Company and its Affiliates incurred in the Ordinary Course of Business, owes money to, or is owed money by, the Company or its Subsidiaries, (d) is a controlling Affiliate of any material customer or material supplier of the Company or its Subsidiaries, or (e) to the Knowledge of the Company, is a party to or the beneficiary of any Contract with the Company or its Subsidiaries, except in each case for compensation and benefits payable under any Company Plans to officers and employees in their capacity as officers and employees (each, an “Affiliated Transaction”). Except as disclosed in the Company SEC Documents, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any officer, director, stockholder or Affiliate of the Company or its Subsidiaries or any individual in such officer’s, director’s or stockholder’s immediate family, on the other hand.

Section 4.18 Warranties.  Neither the Company nor any of its Subsidiaries has given product warranties other than those (a) contained in Company Material Contracts that have been made available to Parent, (b) contained in other Contracts in which the warranties provided by the Company and its Subsidiaries were substantially similar to those described in the preceding clause (a), or (c) which have arisen by operation of Law.  There are no material Actions outstanding in regard to product safety or defect liability with respect to any products manufactured, distributed or sold by the Company and its Subsidiaries or any services performed by the Company and its Subsidiaries the result of which would reasonably be expected to have a Material Adverse Effect.

Section 4.19 Certain Business Practices.  None of the Company, its Subsidiaries, or to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ representatives in its capacity as such has violated the Foreign Corrupt Practices Act or the anticorruption laws of any jurisdiction where the Company or its Subsidiaries do business (the “Anti-Corruption Laws”).  None of the Company, or its Subsidiaries or, to the Knowledge of the Company, has any other Person, directly or indirectly, on behalf of or with respect to the Company or its Subsidiaries or their business or operations, made or received any payment that was not lawful to make or receive under the Anti-Corruption Laws.  The Company and its Subsidiaries have at all relevant times complied in all material respects with all Law relating to export control and trade sanctions or embargoes.

Section 4.20 State Antitakeover Statutes.  The Company has validly elected not to be governed by Section 203 of the DGCL. No Texas or other Delaware takeover statute applies with respect to this Agreement or any of the Transactions.

Section 4.21 Opinion of Financial Advisor.  The Special Committee has received the written opinion of Morgan Stanley & Co. LLC (the “Fairness Opinion”), to the effect that, as of the date of the Fairness Opinion, and subject to the various assumptions, limitations and qualifications set forth therein, the Offer Consideration to be received by holders of the Company Common Stock pursuant to this Agreement is fair from a financial point of view to the holders of Shares, other than the Principal Stockholders and their Affiliates, entitled under this Agreement to payment thereof.

Section 4.22 Brokers and Other Advisors.  Except for Morgan Stanley & Co. LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.23 No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article IV (as modified or disclosed against by the Company Disclosure Schedule and Company SEC Documents), neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.  Except for the representations and warranties contained in this Article IV (as modified or disclosed against by the Company Disclosure Schedule and Company SEC Documents), the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates).  The Company makes no representations or warranties to Parent or Purchaser regarding the probable success or profitability of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser jointly and severally represents and warrants to the Company that, except as disclosed in the disclosure schedule delivered by Parent and Purchaser to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule”):

Section 5.1 Organization; Standing.  Parent is a corporation duly organized and validly existing under the Laws of the State of Oregon and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each of Parent and Purchaser has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  True, complete and correct copies of the certificate of incorporation, bylaws or similar organizational documents of Purchaser, as in effect as of the date of this Agreement, have previously been made available to the Company.

Section 5.2 Authority; Noncontravention.

(a) Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Parent and Purchaser of this Agreement, and the consummation by Parent and Purchaser of the Transactions, have been duly authorized and approved by their respective boards of directors and adopted and approved by Parent as the sole stockholder of Purchaser, and no other corporate action on the part of Parent or Purchaser is necessary to authorize the execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by them of the Transactions.  This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) None of the execution and delivery of this Agreement by Parent and Purchaser, or the consummation by Parent or Purchaser of the Transactions, or compliance by Parent or Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Purchaser or (ii) assuming that the authorizations, consents and approvals referred to in Section 5.3 are obtained and the filings referred to in Section 5.3 are made and any waiting period required thereunder shall have been terminated or expired prior to the Effective Time: (A) violate any Law applicable to Parent, Purchaser or any of their respective Subsidiaries, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, amendment or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or Purchaser under, any of the terms, conditions or provisions of any Contract to which Parent or Purchaser is a party, or by which they or any of their respective properties or assets may be bound, except for such violations, conflicts, breaches or defaults with respect to clause (B) as would not reasonably be expected to impair in any material respect the ability of Parent or Purchaser to perform its obligations hereunder or prevent or materially delay consummation of the Transactions on a timely basis.

Section 5.3 Governmental Approvals.  Except for (a) the filing with the SEC of the Offer Documents, and any other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the New York Stock Exchange, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (c) filings required under, and compliance with other applicable requirements of, the HSR Act and European Council Regulation n°139/2004, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Purchaser or the consummation by Parent and Purchaser of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to impair in any material respect the ability of Parent or Purchaser to perform its obligations hereunder or prevent or materially delay consummation of the Transactions on a timely basis.

Section 5.4 Information Supplied.  Subject to the accuracy of the representations and warranties of the Company set forth in Section 4.9, neither the Offer Documents nor any information supplied (or to be supplied) in writing by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the respective times the Offer Documents, the Schedule 14D-9, or any amendments or supplements thereto, are filed with the SEC or at the time they are first published, sent or given to stockholders of the Company, or on the Offer Expiration Date, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.  Subject to the accuracy of the representations and warranties of the Company set forth in Section 4.9, the information supplied by Parent for inclusion (or incorporation by reference) in the Proxy Statement, the 14f-1 Disclosures or the Information Statement, as applicable, will not, on the date it is first mailed to stockholders of the Company and, with respect to the Proxy Statement, if applicable, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.5 Ownership and Operations of Purchaser.  Parent owns beneficially and of record all of the outstanding capital stock of Purchaser.  Purchaser was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 5.6 Capital Resources.  Parent and Purchaser collectively will have sufficient cash resources available to pay (a) for the Shares that Purchaser becomes obligated to accept for payment and pay for pursuant to the Offer on the dates that Purchaser becomes so obligated, (b) the aggregate Merger Consideration at the Effective Time and (c) all fees and expenses payable by them in connection with the Transactions as they become due.

Section 5.7 Ownership of Shares.  Neither Parent nor Purchaser owns any Shares, beneficially, of record or otherwise, as of the date hereof or at any time prior to the time that is immediately prior to the Effective Time.

Section 5.8 Certain Arrangements.  Other than the Support Agreement, there are no Contracts between Parent or Purchaser, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions.

Section 5.9 Investigations; Litigation.  There are no (a) suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the Knowledge of Parent or Purchaser, threatened against Parent or any of its Subsidiaries, or (b) Orders to which Parent, any of its Subsidiaries, or any of their respective properties is or are subject, in each case, that would reasonably be expected to impair in any material respect the ability of Parent or Purchaser to perform its obligations hereunder or prevent or materially delay consummation of the Transactions on a timely basis.

Section 5.10 Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.11 Parent and Purchaser Acknowledgements.

(a) Except for the specific representations and warranties expressly made by the Company in Article IV of this Agreement (as modified by the Company Disclosure Schedule and the Company SEC Documents), Parent and Purchaser acknowledge and agree that:

(i) the Company is not making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Company, its Subsidiaries, or any of the Company’s or its Subsidiaries’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the Company’s or its Subsidiaries’ respective businesses, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company or any of its Subsidiaries furnished to Parent, Purchaser or their representatives or made available to Parent, Purchaser or their representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever; and

(ii) no officer, agent, representative or employee of the Company or any of its Subsidiaries has any authority, express or implied, to make any representations, warranties or agreements on behalf of the Company not specifically set forth in this Agreement and subject to the limited remedies herein provided.

(b) Parent and Purchaser specifically disclaim (i) that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and acknowledge and agree that the Company has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person; and (ii) any obligation or duty by the Company to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article IV of this Agreement; provided however, the Company shall be obligated to make all disclosures required under any federal or state securities Law in connection with the Offer Documents.

(c) Purchaser is acquiring the Company subject only to the specific representations and warranties set forth in Article IV of this Agreement (as modified by the Company Disclosure Schedule and the Company SEC Documents).

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business.  Except as contemplated or permitted by this Agreement, as required by applicable Law (and except with respect to any actions of a non-wholly owned Subsidiary of the Company that may be required by contract or duty (fiduciary or otherwise) of the Company or any of its Subsidiaries) or as contemplated by Schedule 6.1 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents (which consent shall not be unreasonably withheld or delayed):

(a) The Company shall, and shall cause each of its Subsidiaries to in all material respects, conduct its business in the ordinary course consistent with past practice; use commercially reasonable efforts to comply with all applicable Laws; use its commercially reasonable efforts to preserve its assets and its relationships with customers, suppliers, distributors and others having business dealings with it; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 6.1(b); and

(b) The Company shall not, and shall cause each of its Subsidiaries not to:

(i) (A) offer, issue, deliver, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock; (C) other than ordinary quarterly dividends declared and paid by the Company in an amount of no more than $0.075 per share of Company Common Stock or dividends payable by TIMET Savoie, S.A. consistent with past practice (collectively, the “Permitted Dividends”) and dividends and distributions by a Subsidiary of the Company to the Company or any direct or indirect wholly owned Subsidiary of the Company, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock; (D) split, combine, subdivide or reclassify any shares of its capital stock; or (E) other than the Support Agreement, enter into any Contract with respect to the voting of any shares of the capital stock or interests in the Company or any of its Subsidiaries;

(ii) pledge or otherwise encumber or subject to any Lien (other than a Permitted Lien), or authorize or propose to pledge or otherwise encumber or subject to any Lien (other than a Permitted Lien), any shares of the capital stock of any class of the Company’s Subsidiaries;

(iii) except for (A) short-term borrowings incurred in the Ordinary Course of Business, (B) borrowings pursuant to or permitted by existing credit facilities, or (C) intercompany borrowings between or among the Company and/or one or more of its Subsidiaries, incur any indebtedness for borrowed money or materially modify the terms of any such indebtedness or guarantee any such indebtedness;

(iv) sell, assign, license, transfer, convey, lease (whether such lease is an operating or capital lease), encumber or subject to any Lien (other than a Permitted Lien or any Lien that will be released at or prior to the Effective Time) or otherwise dispose of, or agree to do any of the foregoing with respect to, any material asset outside of the Ordinary Course of Business;

(v) make, or become legally committed to make, any capital expenditures, except as contemplated in the Company’s capital expenditure forecast for 2012 or 2013, copies of which have been made available to Parent;

(vi) (A) grant any increases in the compensation of any of its directors, officers or employees, except increases to employees or officers who are not directors, made in the Ordinary Course of Business; (B) pay or agree to pay any material pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Company Plans, in each case as in effect on the date hereof; (C) amend or modify in any material respect, any “employee benefit plan” (as defined in Section 3(3) of ERISA), except to the extent an amendment or modification is necessary to comply with applicable Law or to preserve the intended tax treatment of the benefit, (D) enter into any new, material employment, severance, retention, change-in-control or termination agreement with any director, officer or employee; (E) grant any options or other awards under the Company Stock Plans; (F) become obligated under any new Company Plan, which was not in existence or approved by the Company Board prior to the date hereof; or (G) amend any Company Plan in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder, outside the Ordinary Course of Business; provided that payments of bonuses consistent with past practice shall not constitute an increase in compensation;

(vii) except as set forth in Schedule 6.1(b)(vii) of the Company Disclosure Schedule, make, change or revoke any material election concerning Taxes or Tax Returns; change any material annual Tax accounting period; enter into, modify or terminate any material Tax closing agreement; enter into, modify or terminate any material Tax sharing agreement or Tax indemnity agreement (other than any customary commercial or financing agreements, entered into in the ordinary course of business consistent with past practices); settle any material Tax audit, claim or assessment; or surrender any right to claim a material Tax refund; or amend any material Tax Return, except for the amendment of Company state tax returns filed in California for the tax years ended December 31, 2006 through the Offer Closing which have or will be amended solely for the purpose of unitary filings with Contran Corporation for such taxable periods;

(viii) make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP, any rule or regulation promulgated by the SEC or any other applicable Law;

(ix) amend the Company Charter Documents;

(x) adopt a shareholder rights plan or similar plan;

(xi) (A) enter into or amend any Contract that would be a Company Material Contract or (B) terminate or materially amend, modify or waive any provision of any Company Material Contract; provided however, the Company shall have the right to enter into or amend any Supplier Long-Term Agreement or Customer Long-Term Agreement so long as such agreement does not contain the type of restrictions described in Section 4.13(a)(iii) of the Agreement; or

(xii) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xiii) enter into any agreement or arrangement with any of their respective Affiliates, other than with Subsidiaries of the Company;

(xiv) acquire in any transaction (A) any business or (B) all or substantial all of the assets of any business; or

(xv) agree in writing to take any of the foregoing actions prohibited by this Section 6.1(b).

(c) The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses, and maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by Company.

(d) Parent agrees that, during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person primarily engaged in the business of producing titanium melted or milled products.

Section 6.2 Other Offers; Etc.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., New York City time, on the earlier of the Offer Closing or the date that is 45 days after the date of this Agreement (such date and time, the “No-Shop Period Start Date”), the Company, its Subsidiaries and their respective Representatives shall have the right to:

(i) initiate, solicit and encourage, whether publicly or otherwise, Takeover Proposals, including by way of providing access to non-public information pursuant to one or more confidentiality agreements that are on terms, with respect to the maintenance of confidentiality of the Company’s information, which are consistent with the Confidentiality Agreement; provided, that the Company shall promptly provide to Parent a copy of any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent (or its Representatives); and

(ii) enter into and maintain discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations or the making of any Takeover Proposal.

(b) Except as permitted by this Section 6.2 and except as may relate to any Excluded Party, the Company shall, and shall cause each of its Subsidiaries and each of its and their respective Representatives to (i) on the No-Shop Period Start Date, immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal, and require such Persons and any other Persons who have made or have indicated an intention to make a Takeover Proposal to promptly return or destroy any confidential information previously furnished by the Company, any of its Subsidiaries or any of their respective Representatives; and (ii) from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, not (A) solicit, initiate, seek or knowingly facilitate or encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal or (B) enter into, engage in, continue or otherwise participate in any discussions or negotiations relating to a Takeover Proposal, (C) furnish to any Person other than Parent or the Purchaser any non-public information that the Company believes or should reasonably know could be used for the purposes of formulating or furthering any Takeover Proposal, (D) approve, endorse, recommend, execute or enter into any agreement, letter of intent or Contract with respect to a Takeover Proposal or otherwise relating to or that is intended to or would reasonably be expected to lead to any Takeover Proposal or enter into any agreement, arrangement, or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement, (E) submit any Takeover Proposal or any matter related thereto to the vote of the stockholders of the Company or (F) propose, resolve or agree to do any of the foregoing. Any breach of this Section 6.2 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Agreement by the Company.

(c) Notwithstanding anything to the contrary contained in Section 6.2(b), if at any time following the No-Shop Period Start Date and prior to the Offer Closing: (i) the Company has received a written Takeover Proposal from a third party that did not result from the Company’s or any of its Subsidiaries’ or any of its or their respective Representatives’ breach of this Section 6.2, and (ii) the Special Committee determines in good faith (after consultation with its counsel and financial advisors) that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal, then the Company may  take the following actions: (A) furnish any information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal and (B) participate in discussions or negotiations with the Person making such Takeover Proposal regarding such Takeover Proposal; provided, however, that neither the Company nor any of its Subsidiaries will, and will cause their respective Representatives not to disclose any non-public information to such Person without entering into a confidentiality agreement on terms, with respect to the maintenance of confidentiality of the Company’s information, which are consistent with the Confidentiality Agreement, and the Company will promptly provide to Parent a copy of all such information not previously provided to Parent (or its Representatives); provided further, that notwithstanding anything to the contrary contained in Section 6.2(b) or this Section 6.2(c), prior to the Offer Closing, the Company will in any event be permitted to take any or all of the actions described in clauses (A) and (B) above with respect to any Excluded Party; provided that, prior to taking any initial action described in clauses (A) or (B) above with respect to a particular Person, the Company shall notify Parent that it intends to take such initial action.

(d) From and after the date hereof, the Special Committee and the Company shall promptly (and in any event within twenty-four (24) hours of learning of or receiving the relevant information) provide Parent with: (i) a reasonably detailed written description of any inquiry, expression of interest, proposal or offer relating to an Takeover Proposal (including any modification thereto), or any request for information that could reasonably be expected to lead to a Takeover Proposal, that is received by the Company or any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries from any Person (other than Parent or the Purchaser) including in such description the identity of the Person from which such inquiry, expression of interest, proposal, offer or request for information was received (the “Other Interested Party”); and (ii) a complete, unredacted copy of each proposed or final written agreement or written document (including financing commitments and any related letters or documents) or material written communication and a reasonably detailed summary of each material oral communication transmitted on behalf of the Other Interested Party or any of its Representatives to the Company or any of its Subsidiaries or any of their Representatives or transmitted on behalf of the Company or any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries to the Other Interested Party or any of its Representatives. Thereafter, the Company shall keep Parent informed in writing on a reasonably current basis (no later than twenty-four (24) hours after the occurrence) of any material changes to the terms thereof.

(e) Except as expressly permitted by Section 6.2(f) or Section 6.2(g), (i) the Special Committee shall not withdraw or modify, in a manner adverse to Parent, the recommendation by the Special Committee that the Company Board recommend that the stockholders of the Company adopt this Agreement  and tender their Shares in the Offer (the “Special Committee Recommendation”), (ii) the Company Board shall not withdraw or modify, in a manner adverse to Parent, the recommendation by the Company Board that stockholders of the Company adopt this Agreement  and tender their Shares in the Offer (such recommendation, the “Board Recommendation” and together with the Special Committee Recommendation, the “Recommendations”),  (iii) the Special Committee or the Company Board shall not publicly recommend to the stockholders of the Company or approve a Takeover Proposal (any action described in clauses (i), (ii) or (iii) above being referred to as a “Company Adverse Recommendation Change”), (iv) the Special Committee shall not advise the Company Board to authorize, and the Company Board shall not authorize, the Company or any of its Subsidiaries to enter into any merger, acquisition or similar agreement with respect to any Takeover Proposal (other than a confidentiality agreement) (each, a “Company Acquisition Agreement”).

(f) Notwithstanding anything to the contrary in this Section 6.2, prior to the purchase of Shares pursuant to the Offer, in the absence of a Takeover Proposal, the Special Committee may make or advise the Company Board to make, and the Company Board may make, a Company Adverse Recommendation Change if the Special Committee determines in good faith, based on facts or circumstances arising or changes occurring after the date of this Agreement (such facts, circumstances or changes, an “Intervening Event”), and taking into account the results of any negotiations with Parent as contemplated by subsection (ii) below and any offer from Parent contemplated by subsection (iii) below, that such action is required in order for the Special Committee or the Company Board to comply with its fiduciary duties under applicable Law, provided, however, that the Company Board may not effect a Company Adverse Recommendation Change pursuant to this Section 6.2(f) unless:

(i) the Company shall have provided prior written notice to Parent, at least five (5) Business Days in advance (the “Intervening Event Notice Period”), of the Company’s intention to make a Company Adverse Recommendation Change (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Company Adverse Recommendation Change), which notice shall specify in reasonable detail the Intervening Event and the facts, circumstances and other conditions giving rise to such Company Adverse Recommendation Change;

(ii) prior to effecting such Company Adverse Recommendation Change, the Company shall, and shall cause the Company’s Representatives to, during the Intervening Event Notice Period negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that would obviate the need for the Special Committee or the Company Board to effect such Company Adverse Recommendation Change; and

(iii) Parent shall not have, within the aforementioned five (5) Business Day period, made a written, binding and irrevocable (through the expiration of such period) offer to modify the terms and conditions of this Agreement, which is set forth in a definitive written amendment to this Agreement delivered to the Company and executed on behalf of Parent and the Purchaser, that the Special Committee has in good faith determined (after consultation with its outside legal counsel) would obviate the need for the Special Committee or the Company Board to effect such Company Adverse Recommendation Change. In the event of any material change (including successive changes) to the Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(f) with respect to such new written notice (but in lieu of the five (5) Business Day Intervening Event Notice Period, the Intervening Event Notice Period therefor shall be three (3) Business Days).

(g) Notwithstanding anything to the contrary in this Section 6.2, prior to the Offer Closing, if the Company receives a Takeover Proposal that the Special Committee reasonably determines in good faith, after consultation with outside legal counsel and a financial advisor, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms and conditions of this Agreement that have been delivered to the Company by Parent in writing during the Notice Period provided pursuant to this Section 6.2(g), that are binding and have been committed to by Parent in writing, and if such written Takeover Proposal did not result from the Company’s or any of its Subsidiaries’ or any of its or their respective Representatives’ breach of this Section 6.2, the Special Committee may advise the Company Board to, and the Company Board may at any time prior to the Offer Closing, if the Special Committee determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to breach the fiduciary duties owed by the Special Committee or the Company Board to the stockholders of the Company under Delaware Law, effect a Company Adverse Recommendation Change, with respect to such Superior Proposal and enter into a Company Acquisition Agreement with respect to such Superior Proposal if the Company shall have concurrently with entering into such Company Acquisition Agreement terminated this Agreement pursuant to Section 8.1(d)(ii); provided, however, the Company may not take any of the actions pursuant to the foregoing provision unless:

(i)           the Company shall have provided prior written notice to Parent, at least five (5) Business Days in advance (the “Notice Period”), of the Company’s intention to take such action with respect to such Superior Proposal (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Company Adverse Recommendation Change), which notice shall specify in reasonable detail the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal) and shall have contemporaneously provided a complete unredacted copy of the relevant proposed or final transaction agreements and documents with the party making such Superior Proposal, including the definitive agreement with respect to such Superior Proposal;

(ii)           prior to effecting such Company Adverse Recommendation Change, the Company shall, and shall cause the Company’s Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal; and Parent shall not have, within the aforementioned five (5) Business Day period, made a written, binding and irrevocable (through the expiration of such period) offer to modify the terms and conditions of this Agreement, which is set forth in a definitive written amendment to this Agreement delivered to the Company and executed on behalf of Parent and the Purchaser, that the Company Board has in good faith determined (after consultation with its outside legal counsel and its financial advisor) would cause such Takeover Proposal to cease to constitute a Superior Proposal. In the event of any revisions to the financial terms of or other material terms of the Superior Proposal (including successive revisions), the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(g) with respect to such new written notice and to provide a new Notice Period pursuant to this Section 6.2(g) (but in lieu of five (5) Business Days the applicable Notice Period therefor shall be three (3) Business Days); and

(iii)           At the conclusion of any Notice Period provided herein and prior to effecting any Company Adverse Recommendation Change, the Special Committee shall reasonably determine in good faith after consultation with outside legal counsel and a financial advisor that such Takeover Proposal constitutes a Superior Proposal, and shall, concurrently therewith, provide Purchaser and Parent with written notice of that determination.

(h) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) relating to any (i) acquisition of assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues on a consolidated basis are attributable, (ii) acquisition of 20% or more of the outstanding Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Stock or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; in each case, other than the Transactions.

“Superior Proposal” means a proposal to acquire, directly or indirectly (whether by way of merger, consolidation, share exchange, business combination, recapitalization, tender or exchange offer, asset sale or otherwise), for consideration consisting of cash and/or securities, more than 50% of the equity securities of the Company or more than 50% of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the Special Committee (and the Company Board based on a recommendation from the Special Committee) determines in good faith (after consultation with the Special Committee’s financial and legal advisors), taking into account all relevant factors, including the price, form of consideration, closing conditions, the ability to finance the proposal, the identity of the Person or Persons making the proposal and other aspects of the proposal that the Company Board deems relevant, to be (i) more favorable to the Company’s stockholders from a financial point of view than the Transactions (including the Offer and Merger), including any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.2 and (ii) reasonably capable of being consummated on the terms proposed.

(i) Nothing in this Section 6.2 shall prohibit the Special Committee from recommending to the Company Board, or the Company Board from taking and disclosing to the Company’s stockholders, a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if the Special Committee or the Company Board, as applicable, determines, after consultation with outside counsel, that disclosure of such position is required under applicable Law (including any fiduciary duties of the Special Committee or the Company Board arising thereunder) subject to compliance with the provisions of this Section 6.2.  In addition, it is understood and agreed that, for purposes of this Agreement (including Article VIII), a factually accurate public statement by the Company that describes the Company’s receipt of a Takeover Proposal and the operation of this Agreement with respect thereto, or any “stop, look and listen” communication by the Special Committee or the Company Board pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of the Company, shall not constitute a Company Adverse Recommendation Change or a proposal for a Company Adverse Recommendation.

(j) The Special Committee shall not grant any waiver or release under any standstill agreement with respect to any class of equity securities of the Company; provided, however, (i) at any time prior to the Offer Closing, the Special Committee may grant a waiver or release under any standstill agreement with respect to any class of equity securities of the Company if the Special Committee determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (ii) from the date hereof until the No-Shop Period Start Date, the Company may grant any such waiver in writing solely to permit any counterparty to any such agreement to make non-public inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Takeover Proposal, so long as such waiver prohibits, without the Special Committee’s consent, any open market purchases of equity securities or securities convertible into equity securities of the Company, any Takeover Proposal not approved by the Special Committee or other action, including a proxy contest, not approved by the Special Committee. The Company shall provide written notice to Parent of any waiver of any standstill by the Company within one (1) day after such waiver is given, which notice shall contain a copy of such waiver including the identity of the recipient thereof. Except for the waiver of standstill as contemplated by this Section 6.2(j), the Company shall enforce, and shall not release or permit the release of any Person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights. The Company shall not, and shall not permit any of its Representatives to, enter into any confidentiality agreement subsequent to the date of this Agreement which prohibits the Company from providing to Parent the information specifically required to be provided to Parent pursuant to this Section 6.2.

Section 6.3 Preparation of the Proxy or Information Statement.

(a) As soon as practicable after the filing of the Schedule 14D-9 pursuant to Section 1.2(a), (i) the Company shall prepare the Information Statement, (ii) Parent shall promptly provide to the Company any information required for inclusion in the Information Statement, and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company and (iii) at Parent’s request (if Parent and the Company mutually determine in good faith that such filing would be permitted), the Company shall file the Information Statement, in preliminary form with the SEC.  The Company shall thereafter use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement, and to cause the definitive Information Statement to be filed with the SEC and mailed to the stockholders of the Company as promptly as practicable after the Offer Closing.  The Company shall include the Recommendations, the Fairness Opinion, together with a summary thereof in accordance with Item 1015(b) of Regulation M-A (regardless of whether such item is applicable), a copy of Section 262 of the DGCL and all other information required to be included under the Exchange Act, in the Information Statement, and shall cause the Information Statement to comply as to form in all material respects with the provisions of the Exchange Act and to satisfy all rules of the New York Stock Exchange.  Notwithstanding the foregoing, prior to filing or mailing the Information Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Information Statement, or any response to SEC comments with respect thereto, before it is filed with the SEC and disseminated to the stockholders of the Company, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel.

(b) Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement and shall provide such other party with copies of all written correspondence (or if oral correspondence, summaries thereof) between such party and its Representatives, on the one hand, and the SEC and its staff, on the other hand.  In the event that the Company or Parent receives any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement, each such party shall promptly provide to the other any information or assistance as may reasonably be requested by the other party in connection with the response to such comments or such request. The Company shall provide Parent and Purchaser and their respective counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff.

(c) If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Information Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company as and to the extent required by applicable Laws.

(d) The obligations under this Section 6.3 and Section 6.4 shall apply notwithstanding any Company Adverse Recommendation Change.

Section 6.4 Stockholders Meeting; Action by Written Consent.

(a) If the Company Stockholder Approval is required by applicable Law in order to consummate the Merger, then the Company shall, as soon as practicable after the Clearance Date, either, in the sole discretion of Parent:

(i) (A) establish a record date for (which record date shall be as soon as legally permissible following the Offer Closing and shall not be changed without the prior written consent of Parent) and give notice of a meeting of its stockholders, for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”); and (B) mail to the holders of Shares as of the record date established for the Company Stockholders Meeting a Proxy Statement (the date the Company elects to take such action or is required to take such action, the “Proxy Date”); or

(ii) comply with all applicable Laws and the certificate of incorporation and bylaws of the Company in connection with any Written Consent in favor of the adoption of this Agreement, including (A) preparing, filing with the SEC and delivering to the Company’s stockholders the Information Statement as required pursuant to the Exchange Act and (B) giving prompt notice of the taking of the actions described in the Written Consent in accordance with Section 228 of the DGCL to all holders of Company Common Stock not executing the Written Consent, together with any additional information required by the DGCL.

(b) The Company shall use its reasonable best efforts to, if applicable, solicit from the stockholders of the Company proxies in favor the adoption of this Agreement and shall take all other action necessary or advisable to secure the vote or consent of the holders of Shares required by applicable Law in order to consummate the Merger.

(c) If a Company Stockholders Meeting is held pursuant to Section 6.4(a)(i), then the Company shall duly call, convene and hold the Company Stockholders Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that in no event shall such meeting be held later than thirty-five (35) calendar days following the date the Proxy Statement is disseminated to the stockholders of the Company.  Subject to Section 6.2(e) hereof, the Company shall, through the Company Board, recommend to its stockholders adoption of this Agreement.  Notwithstanding the foregoing, once the Company Stockholders Meeting has been called and noticed, the Company shall not adjourn or postpone the Company Stockholders Meeting without the consent of Parent, except (i) for the absence of a quorum or (ii) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders; provided, however, that Parent may require the Company to adjourn or postpone the Company Stockholders Meeting, unless prior to such adjournments or postponements, the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement, which have not been withdrawn, such that the condition in Section 7.1(a) will be satisfied at such meeting. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Stockholders Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval. Without the prior written consent of Parent, (1) the adoption of this Agreement and (2) if required by applicable Law, the vote, on an advisory basis, on a proposal to approve the compensation that may be payable to the Company’s named executive officers in connection with the Offer and the Merger as required by Section 14A of the Exchange Act shall be the only matters which the Company shall propose to be acted upon by the stockholders of the Company at the Company Stockholders Meeting.

(d) Notwithstanding the foregoing, if, following the Offer Closing and, if applicable, the expiration of any “subsequent offering period” as contemplated by Section 1.1(d), Parent and its Affiliates shall own at least 90% of the outstanding shares of each class and series of outstanding capital stock of the Company, the parties shall take all necessary and appropriate action, including with respect to the transfer to Purchaser of all Shares held by Parent or its Affiliates, to cause the Effective Time to occur as soon as practicable after the Offer Closing without the Company Stockholders Approval in accordance with Section 253 of the DGCL.

(e) Each of Parent and Purchaser shall affirmatively vote at the Company Stockholders Meeting, by Written Consent or otherwise all Shares acquired in the Offer, or otherwise beneficially owned by it or any of its respective Subsidiaries as of any applicable record date, for the adoption of this Agreement in accordance with applicable Law.

Section 6.5 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make and effect as promptly as practicable all registrations, filings and submissions required to be made or effected by it pursuant to the Exchange Act and other applicable Law with respect to the Transactions, including the making of an appropriate filing of a Form CO notification to the European Commission pursuant to Council Regulation n°139/2004 as soon as practicable after the date hereof, the making of an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions within five (5) Business Days of the date hereof, the supply as promptly as practicable of any additional information and documentary material that may be requested pursuant to the HSR Act and the use of its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable; and (ii) the Company and Parent shall each use its reasonable best efforts to (A) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (B) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, the European Commission or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions.  Subject to applicable Laws relating to the exchange of information, each party hereto shall consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or other legal proceeding.  In addition, except as may be prohibited by any Governmental Authority or by Law, in connection with any such request, inquiry, investigation, action or other legal proceeding, each party hereto shall permit authorized Representatives of the other parties (1) to be present at each meeting or conference with a representative of a Governmental Authority relating to such request, inquiry, investigation, action or other legal proceeding and (2) to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such request, inquiry, investigation, action or other legal proceeding. The Company shall not, and shall not permit any of its Subsidiaries nor any of its or their Representatives to, compromise, settle, come to a settlement arrangement regarding any Action hereby or consent thereto unless Parent shall otherwise consent in writing, which shall not be unreasonably withheld or delayed.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.5, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions.  Without limiting any other provision hereof, Parent and the Company shall each use its reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Transactions, on or before the Walk-Away Date, including by vigorously defending or contesting any Action in any court by any Person that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Walk-Away Date).  Notwithstanding anything in this Agreement to the contrary, in no event shall Parent or any Affiliate of Parent be required to (1) effect any divestiture or license of any assets of Parent or any of its Affiliates or the assets of the Company or its Subsidiaries, (2) hold separate any such assets or (3) agree to any restrictions on the operations, business or assets of Parent or any of its Affiliates or the Company or its Subsidiaries.

Section 6.6 Public Announcements.  Neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release with respect to the Offer, the Merger or this Agreement without the prior consent of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release with respect to the Offer, the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party seeking to issue or cause the publication of any press release with respect to the Offer, the Merger or this Agreement shall not be required to provide any such review or comment to the other party in connection with any disclosure relating to any Takeover Proposal or Adverse Recommendation Change.

Section 6.7 Access to Information; Confidentiality.  Subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, pursuant to the reasonable request of Parent and Parent’s Representatives furnish promptly to Parent (i) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities Laws and (ii) such other information reasonably requested in connection with the completion of the Transactions.  Notwithstanding the foregoing,  the Company shall not be obligated to provide information pursuant to this Section 6.7 if (x) the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party, jeopardize the protection of an attorney-client privilege, require disclosure of commercially sensitive or personal information or result in the disclosure of any trade secrets, or (y) such information relates to or includes the evaluation, deliberations or minutes of the Special Committee or the Company Board (or any committee thereof) related to the Transactions or any other strategic alternatives involving the Company or any materials provided to the Special Committee or the Company Board (or any committee thereof) in connection therewith; provided however, the parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.7 in a manner so as to preserve the applicable privilege or protection with respect to such information.

Until the Effective Time, any information provided pursuant to this Section 6.7 will be deemed “Confidential Information” (as such term is defined by the Confidentiality Agreement) subject to the terms of that certain letter agreement regarding, among other things, the confidentiality of certain information provided to Parent in connection with its evaluation of the Transactions, dated as of October 18, 2012, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, Parent shall not, and shall cause its Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions.  No investigation, or information received, pursuant to this Section 6.7 will modify any of the representations and warranties of the Company.

Section 6.8 Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the occurrence or non-occurrence of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other existing facts, events and circumstances known to it, to cause or result in any of the conditions to the Merger set forth in Article VII or any conditions to the Offer not being satisfied, and (iv) the failure of the Company or Parent, as the case may be, to comply with or satisfy any representation or warranty, covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Merger or any other Transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 6.9 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “Claim”), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of the Company, in each case under (A) or (B), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the Transactions), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company to the Indemnitees in respect of indemnification and exculpation from liabilities (and advancement of expenses) for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents.  Without limiting the foregoing, Parent, from and after the Effective Time until all applicable statutes of limitations have expired, shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers, indemnification and advancement of expenses than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.  In addition, from and after the Effective Time, Parent shall cause the Surviving Corporation to pay any reasonable expenses (including reasonable fees and expenses of legal counsel) of any Indemnitee under this Section 6.9 (including in connection with enforcing the indemnity and other obligations referred to in this Section 6.9) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b) Prior to the Effective Time, the Company shall purchase, and, following the Effective Time, the Surviving Corporation shall maintain with reputable and financially sound carriers, fully pre-paid six-year “tail” policies to the current directors’ and officers’ liability insurance and fiduciaries liability insurance policies maintained as of the date hereof by the Company (the “Current Policies”), which tail policies shall cover a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policies shall contain at least the same coverage (including the scope and amount thereof) as, and contain terms and conditions that are equivalent to, the coverage set forth in the Current Policies; provided, however that (i) such “tail” policies shall not require the payment of an aggregate premium in excess of two hundred-fifty percent (250%) of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the Current Policies, (ii) prior to the Effective Time, the Company shall not enter into any Contract for a “tail” policy without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) and (iii) the Surviving Corporation may substitute a policy or policies of comparable coverage for such “tail” policies.

(c) The provisions of this Section 6.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  The obligations of Parent and the Surviving Corporation under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 6.9 applies unless (1) such termination or modification is required by applicable Law or (2) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9).  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers or directors, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to, or in substitution for, any such claims under any such policies.

(d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.9.

Section 6.10 Fees and Expenses.  Except as otherwise expressly provided in this Agreement, fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

Section 6.11 Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

Section 6.12 Employee Matters.

(a) Employees of the Company or its Subsidiaries (the “Company Employees”) shall cease, as of the Offer Closing, to participate in The Employee 401(k) Retirement Plan sponsored by Contran Corporation (the “Contran Plan”).  At Parent or the Surviving Corporation’s request, the Supporting Stockholders agree to facilitate a spin-off and asset transfer from the Contran Plan to a new plan established by the Surviving Corporation or to a tax-qualified plan of Parent.

(b) Parent shall assume sponsorship of, and all obligations and liabilities with respect to, the TIMET Defined Benefit Retirement Plan (the “TIMET Plan”).  The TIMET Plan is a pension plan sponsored and maintained by the Company whose assets are held in Titanium Metals Corporation Master Retirement Trust (the “TIMET Trust”), which TIMET Trust is sponsored and maintained by the Company and qualifies under Section 501(a) of the Code. The TIMET Trust has invested its assets in The Combined Master Retirement Trust (the "CMRT"), which CMRT is a master trust sponsored and maintained by Contran and qualifies under Section 501(a) of the Code.

(c) As soon as practicable after the Offer Closing, and in any event within thirty (30) days after the Offer Closing, the assets related to the TIMET Plan (including the TIMET Trust), including all shares of common stock of Valhi, Inc. (“Valhi Stock”), shall be transferred out of the CMRT to the TIMET Trust and sponsorship of the TIMET Trust shall be retained by the Company or assumed by Parent; provided, however, that all interests in private equity partnerships credited to the TIMET Plan (“Partnership Interests”) shall be transferred when cash proceeds from the sale of such interests are received or when transfers can be arranged in accordance with the governing partnership documents.  Assets to be transferred from the master trust will be cash only except (i) shares of Valhi Stock, (ii) Partnership Interests credited to the TIMET Plan for which an agreement to sell for cash is not obtained or (iii) as the Parent and the trustee of the master trust mutually and reasonably agree otherwise.  Parent shall be provided with  a valuation of all assets held in the master trust with respect to the TIMET Plan as of the business day immediately preceding the date of transfer, including methodology, the most recent master trust audited financial statements, the most recent master trust monthly and quarterly valuation reports (if daily reporting is not available) and the daily valuation report as of the business day immediately preceding the date of transfer (if daily reporting is available).

(d) If any of the TIMET Plan assets cannot be transferred on or before the first business day following the Offer Closing, then the amount transferred shall be adjusted for all investment earnings, interest, dividends, expenses or losses of the master trust attributed to assets of the TIMET Plan for the period between the Offer Closing and the business day immediately preceding the actual date of transfer, and reduced by the amount of any benefit payments from such plan to prior to the asset transfer.

(e) The Company and its Subsidiaries shall be provided with any and all original records reasonably necessary to determine the accrued benefits under the TIMET Plan in the possession of the Supporting Stockholders, including complete legal names of employees, beneficiaries, addresses, dates of birth, dates of hire, dates of any status changes, termination dates and compensation history of any person who may be entitled to a benefit under the TIMET Plan.

(f) Supporting Shareholders and the trustee of the master trust shall reasonably cooperate in good faith with Parent and its representatives to provide access to the TIMET Plan’s actuaries, at Parent or the Company’s expense, and to information relating to the TIMET Plan’s participation in the master trust.

(g) This Section 6.12 shall be binding upon and inure solely to the benefit of the parties to this Agreement, and nothing in this Article VI, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.12.

Section 6.13 Delisting.  Parent shall take all steps required to cause the Company’s securities to be de-listed from the New York Stock Exchange and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.14 Rule 14d-10.  Prior to the expiration of the Offer, the Company will take all such steps as may be required to cause to be exempt under Rule 14d-10(d) under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into after the date of this Agreement by the Company or its Subsidiaries with current or future directors, officers or employees of the Company or its Subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 6.15 Control of Operations.  After the date hereof and prior to the Effective Time, Parent and the Company shall establish a mechanism, subject to applicable Law, reasonably acceptable to both Parties by which the Parties will confer on a regular and continued basis regarding the general status of the ongoing operations of the Company and its Subsidiaries and integration planning matters.

Section 6.16 Termination of Agreements With Principal Stockholders.  The Contracts and other arrangements between the Company or any of its Subsidiaries, on the one hand, and any Principal Stockholder, on the other hand, described on Schedule 6.16 will be treated in the manner described in Schedule 6.16 from and after the Offer Closing.

Section 6.17 Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any litigation brought by stockholders of the Company against the Company and/or its directors relating to the Transactions, and the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or resulting from the Transactions or consent to the same without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.18 Commercial Agreements.  Neither this Agreement nor the Transactions, nor any termination of this Agreement or the Transactions, shall have any effect on any commercial agreements existing between Parent or any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, that were in effect before the execution and delivery of this Agreement (the “Commercial Agreements”).  The Commercial Agreements shall remain in full force and effect from and after the date of this Agreement in accordance with their terms unless and until they are amended or terminated in accordance with their terms by the parties thereto.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval.  If required by Law, the Company Stockholder Approval shall have been obtained; provided that this condition shall be deemed to have been satisfied if the failure to obtain the Company Stockholder Approval is due to Parent’s or Purchaser’s failure to vote all Shares it beneficially owns in favor of the Merger;

(b) No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal; and

(c) Offer Closing.  The Offer Closing shall have occurred; provided, that this condition shall be deemed satisfied with respect to Parent and Purchaser if Purchaser shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under this Agreement.

Section 7.2 Frustration of Closing Conditions.  None of the Company, Parent or Purchaser may rely on the failure of any condition set forth in Section 7.1, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 6.5.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors (which, in the case of the Company, if the Offer Closing has occurred, shall be determined by the Independent Directors, as provided in Section 1.3); or

(b) by either of the Company or Parent:

(i) if (A) the Offer Closing shall not have occurred on or before February 28, 2013 (the “Walk-Away Date”) or (B) the Offer is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any shares of Company Common Stock being purchased thereunder; provided, however, that either the Company or Parent, by written notice to the other party prior to such date, may extend the Walk-Away Date for an additional sixty (60) days, if all Offer Conditions have been satisfied other than the conditions set forth in clauses (ii) or (iii) of the second paragraph of Annex A hereto; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the events specified in Section 8.1(b)(i); or

(ii) if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement.

(c) prior to the Offer Closing, by Parent,

(i) if the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of an Offer Condition and (B) has not been waived by Parent or cured by the Company within fifteen (15) days after the Company’s receipt of written notice thereof from Parent or is incapable of being cured by the Company by the Walk-Away Date;

(ii) if a Company Adverse Recommendation Change shall have occurred (whether or not in compliance with Section 6.2);

(iii) after a tender offer or exchange offer is commenced that, if successful, would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act) becoming a beneficial owner of 15% or more of the outstanding shares of Company Common Stock (other than by Parent or Purchaser), and the Company Board shall have failed to recommend that the Company’s stockholders not tender their Shares in such tender or exchange offer within ten (10) Business Days after commencement of such tender offer or exchange offer;

(iv) the Company Board shall have failed to reconfirm the Company Recommendation promptly, and in any event within ten (10) Business Days, following Parent’s request that it do so, provided that Parent shall not make more than two (2) such requests; or

(v) the Company shall have violated or breached (or be deemed pursuant to the terms thereof, to have violated or breached) in any material respect any provision of Section 6.2 and such violation or breach (or deemed violation or breach) shall have materially and adversely affected Parent’s ability to consummate the transactions contemplated by this Agreement pursuant to the terms hereof or otherwise had a material and adverse effect on Parent;

(d) prior to the Offer Closing, by the Company, if:

(i) Parent shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of an Offer Condition and (B) has not been waived by the Company or cured by Parent within fifteen (15) days after Parent’s receipt of written notice thereof from the Company or is incapable of being cured by Parent by the Walk-Away Date, it being acknowledged and agreed that any termination by the Company pursuant to this Section 8.1(d)(i) shall not constitute a Company Adverse Recommendation Change;

(ii) (A) the Special Committee or the Company Board has made a determination to terminate this Agreement pursuant to and in accordance with Section 6.2(g) hereof and (B) the Company pays Parent the applicable termination fee set forth in and pursuant to the terms of Section 8.3; or

(iii) if Purchaser shall have failed to commence the Offer on or prior to the date provided therefor in Section 1.1(a) or consummate the Offer in accordance with Section 1.1(c); provided, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d)(iii) if the reason for Purchaser’s failure to commence the Offer is due to the Company’s material breach of this Agreement.

(e) by either of the Company or Parent if the Support Agreement is terminated pursuant to Section 4(e) thereof.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 6.10, 8.2 and 8.3, Article IX and the second to last sentence of Section 6.7, and the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Purchaser or the Company or their respective directors, officers and Affiliates, except that:

(i) the Company may have liability as provided in Section 8.3; and

(ii) nothing shall relieve any party from liability for any Willful Breach of any covenant set forth in this Agreement.

(b) In the event of termination of this Agreement pursuant to Section 8.1 prior to the expiration of the Offer, Parent and Purchaser will promptly terminate the Offer upon such termination of this Agreement without the purchase of Shares thereunder.  If the Offer is terminated, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

Section 8.3 Fees and Expenses.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), then, immediately upon such termination the Company shall pay or cause to be paid to Parent, by wire transfer of immediately available funds the Termination Fee.

(b) If this Agreement is terminated by Parent pursuant to Section 8.1(c) (other than clause (i) thereof), then the Company shall promptly, but in no event later than two (2) Business Days after termination of this Agreement, pay Parent the Termination Fee.

(c) If this Agreement is terminated pursuant to Section 8.1(b)(i) or 8.1(c)(i) and (i) at any time on or after the date hereof and prior to such termination a Takeover Proposal shall have been publicly announced and not publicly withdrawn prior to such termination, and (ii) within twelve (12) months after the date of such termination, the Company enters into a Company Acquisition Agreement with respect to, or consummates, any transaction specified in the definition of “Takeover Proposal”, the Company shall pay Parent the Termination Fee (less the amount of expenses previously reimbursed pursuant to Section 8.3(e))  on the second (2nd) Business Day after the date of the first to occur of the events referred to in clause (ii). For purposes of this Section 8.3(c), “Takeover Proposal” shall have the meaning ascribed thereto in Section 6.2(h) except that references in Section 6.2(h) to “20%” shall be replaced by “more than 50%” or, if the applicable transaction was not recommended by the Special Committee or the Company Board and was not effected pursuant to an agreement to which the Company is a party, “100%.”

(d) Notwithstanding anything in this Agreement to the contrary, in the event that this Agreement shall be terminated pursuant to and in accordance with Section 8.1(b)(i), Section 8.1(c) or Section 8.1(d)(ii) and the Company shall be required to pay and shall, subject to Section 9.8, pay in full to Parent the Termination Fee pursuant to and in accordance with Section 8.3(a), Section 8.3(b) or Section 8.3(c), as applicable (less the amount of expenses previously reimbursed pursuant to Section 8.3(e), if applicable), the payment of such Termination Fee and the out-of-pocket cost and expenses of Parent pursuant to Section 8.3(e) (if applicable) shall constitute the sole and exclusive remedy of Parent and Purchaser with respect to any and all claims against the Company and/or any of its Representatives, of whatever nature and whenever arising, relating to or arising out of this Agreement, the Offer or the Merger.

(e) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) or 8.1(c)(i) if, (i) at any time on or after the date hereof and prior to such termination a Takeover Proposal shall have been publicly announced and not publicly withdrawn prior to such termination and (ii) the Offer Conditions (other than the Minimum Tender Condition) are satisfied then, within two (2) Business Days after the receipt by the Company of appropriate supporting documentation therefor, the Company shall pay or cause to be  paid to Parent an amount equal to the out-of-pocket costs and expenses of Parent in connection with the Transactions in an amount  not to exceed $5,000,000.

(f) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions and that without such provisions Parent and Purchaser would not have entered into this Agreement. If the Company fails to pay the Termination Fee and Parent or Purchaser commences a suit which results in an Order against the Company for the Termination Fee or any portion thereof, the Company shall pay Parent and Purchaser their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amount of the Termination Fee or the unpaid portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival of Representations and Warranties.  The representations and warranties in this Agreement shall terminate at the Effective Time or, if earlier, except as otherwise provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be. This Section 9.1 shall not limit any covenant or agreement of the parties which, by its terms, contemplates performance after the Effective Time.  The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms, or, if earlier, (ii) terminate as of the Effective Time.

Section 9.2 Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto authorized by action taken by their respective boards of directors (which in the case of the Company after the Offer Closing shall include the Independent Director Approval contemplated by Section 1.3); provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

Section 9.3 Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to this Agreement and applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions; provided, that, in the case of the Company following the Offer Closing, the Independent Director Approval contemplated by Section 1.3 is obtained, if applicable.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.4 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, provided, that Parent or Purchaser may assign any of its respective rights and obligations under this Agreement to any direct or indirect Subsidiary of Parent, and Purchaser may assign its rights and obligations under this Agreement to Parent; provided, that, such assignment shall not relieve Parent or Purchaser of any of their respective obligations set forth in this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 9.4 shall be null and void.  No assignment by any party shall relieve such party of any of its obligations hereunder.

Section 9.5 Counterparts; Scanned Signatures.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by fax, Portable Document Format (PDF) or other means of electronic transmission) to the other parties.  Facsimile or other electronically scanned and transmitted signatures shall be deemed originals for all purposes of this Agreement.

Section 9.6 Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement, together with Annex A hereto, the Company Disclosure Schedule, the Support Agreement, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.  For the avoidance of doubt, this Section 9.6(a) does not affect any Commercial Agreements.

(b) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right or remedy of any nature whatsoever under or by reason of this Agreement other than as specifically provided in Section 6.9.

Section 9.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, together with Annex A hereto, the Company Disclosure Schedule, the Support Agreement, the Parent Disclosure Schedule and the Confidentiality Agreement and any other document, certificate or instrument delivered pursuant hereto (together, the “Related Documents”), and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, the Related Documents or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or the Related Documents or otherwise arising from the relationship between the parties (including, without limitation, any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or the Related Documents or as an inducement to enter into this Agreement or the Related Documents) (all such claims or causes of action, a “Cause of Action”) shall be governed by the internal laws of the State of Delaware (including its laws regarding statutes of limitations), without giving effect to any choice or conflict of Law provision or rules (whether of the State of Delaware or otherwise) that would cause the application of Laws of any other jurisdiction.

(b) All actions and proceedings that may be based upon, arise out of or relate to a Cause of Action shall be exclusively heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Cause of Action brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7(c).

Section 9.8 Specific Enforcement.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. The parties hereto further agree that by seeking the remedies provided for in this Section 9.8, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that the remedies provided for in this Section 9.8 are not available or otherwise are not granted.  If Purchaser has received (and not repaid to the Company) the Termination Fee, Purchaser shall not be entitled to exercise any remedies under this Section 9.8.  Any repayment of the Termination Fee will not be deemed to be a waiver of any right to receive the Termination Fee.

Section 9.9 Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given and made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as UPS or Federal Express) for next day delivery, then such communication shall be deemed duly given and made the next Business Day after being sent (or if sent by two day delivery, two Business Days after being sent); (c) if sent by facsimile transmission before 8:00 p.m. (New York City time) on any Business Day, then such communication shall be deemed duly given and made when receipt is confirmed; (d) if sent by facsimile transmission on a day other than a Business Day and receipt is confirmed, or if sent after 8:00 p.m. (New York City time) on any Business Day and receipt is confirmed, then such communication shall be deemed duly given and made on the Business Day following the date on which receipt is confirmed; (e) on the date delivered if sent by email (provided confirmation of email receipt is obtained); and (f) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative; provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to Parent or Purchaser, to:

Precision Castparts Corp.
4650 SW Macadam Ave #400
Portland, Oregon 97239-4262
Attention:  Roger A. Cooke
Email:  rcooke@precastcorp.com
Facsimile:  (503) 946-4817

with a copy (which shall not constitute notice) to:

Stoel Rives LLP
900 SW Fifth Ave., Suite 2600
Portland OR 97204
Attention:  Ruth Beyer
Email: rabeyer@stoel.com
Facsimile:  (503) 220-2480

and

O’Melveny & Myers LLP
7 Times Square
New York, New York  10036
Attention:  Doron Lipshitz
Email: dlipshitz@omm.com
Facsimile:  (212) 326-2061

If to the Company, to:

Titanium Metals Corporation
5430 LBJ Freeway, Suite 1700
Dallas, TX  75240
Email: krcoogan@aol.com
Attention:  Keith R. Coogan, Chairman of the Special Committee
Facsimile:  972-758-9567

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, TX  75201
Attention:  Glenn D. West and R. Jay Tabor
Email: glenn.west@weil.com and jay.tabor@weil.com

Facsimile:  (214) 746-7777

Section 9.10 Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.11 Obligation of Parent.  Parent shall take all action necessary to cause Purchaser to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms set forth in this Agreement.

Section 9.12 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“14f-1 Disclosures” shall have the meaning provided in Section 4.4.

“Action” means any litigation, suit, claim, action, demand, complaint, prosecution, indictment, investigation, inquiry, arbitration or proceeding, whether civil, criminal or administrative, including any appeals thereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Affiliated Transaction” shall have the meaning provided in Section 4.17.

“Agreement” shall have the meaning provided in the Preamble.

“Anti-Corruption Laws” shall have the meaning provided in Section 4.19.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and the European Council Regulation n°139/2004.

“Assets” shall have the meaning provided in Section 4.15(c).

“Balance Sheet Date” shall have the meaning provided in Section 4.5(c).

“Bankruptcy and Equity Exception” shall have the meaning provided in Section 4.3(a).

“Board Recommendation” shall have the meaning provided in Section 6.2(e).

“Book-Entry Share” shall have the meaning provided in Section 3.1(c).

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Cause of Action” shall have the meaning provided in Section 9.7(a).

“Certificate” shall have the meaning provided in Section 3.1(c)

“Certificate of Merger” shall have the meaning provided in Section 2.3.

“Claim” shall have the meaning provided in Section 6.9(a).

“Clearance Date” means the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement or the Information Statement, as applicable, including the first date following the tenth (10th) calendar day following the filing of the preliminary Proxy Statement or Information Statement, as applicable, if the SEC has not informed the Company that it intends to review the Proxy Statement or the Information Statement, as applicable.

“Closing” shall have the meaning provided in Section 2.2.

“Closing Date” shall have the meaning provided in Section 2.2.

“CMRT” shall have the meaning provided in Section 6.12(b).

 “Code” shall have the meaning provided in Section 3.2(g).

“Commercial Agreements” shall have the meaning provided in Section 6.18.

“Commonly Controlled Entities” shall have the meaning provided in Section 4.11(a).

“Company” shall have the meaning provided in the Preamble.

“Company Acquisition Agreement” shall have the meaning provided in Section 6.2(e).

“Company Adverse Recommendation Change” shall have the meaning provided in Section 6.2(e).

“Company Board” shall have the meaning provided in the Recitals.

“Company Bylaws” shall have the meaning provided in Section 4.1(c).

“Company Certificate of Incorporation” shall have the meaning provided in Section 4.1(c).

“Company Charter Documents” shall have the meaning provided in Section 4.1(c).

“Company Common Stock” shall have the meaning provided in Recitals.

“Company Disclosure Schedule” shall have the meaning provided in Article IV.

“Company Employees” shall have the meaning provided in Section 6.12(a).

“Company Material Contracts” shall have the meaning provided in Section 4.13(a).

“Company Pension Plan” shall have the meaning provided in Section 4.11(d).

“Company Plans” shall have the meaning provided in Section 4.11(a).

“Company Preferred Stock” shall have the meaning provided in Section 4.2(a).

“Company Real Property Lease” shall have the meaning provided in Section 4.15(b).

“Company SEC Documents” shall have the meaning provided in Section 4.5(a).

“Company Stock Plans” shall mean the Company’s 2008 Long-Term Incentive Plan.

“Company Stockholder Approval” shall have the meaning provided in Section 4.3(e).

“Company Stockholders Meeting” shall have the meaning provided in Section 6.4(a)(i).

“Confidential Information” shall have the meaning provided in Section 6.7.

“Confidentiality Agreement” shall have the meaning provided in Section 6.7.

“Contract” shall mean any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, concession, franchise, license, contract or other agreement.

“Contran Plan” shall have the meaning provided in Section 6.12(a).

“Controlled Company” shall have the meaning provided in Section 1.3(c).

“Copyrights” shall have the meaning provided in the definition of Intellectual Property.

“Current Policies” shall have the meaning provided in Section 6.9(b).

“Customer Long-Term Agreements” shall have the meaning provided in Section 4.13(a)(v).

“DGCL” shall have the meaning provided in the Recitals.

“Dissenting Shares” shall have the meaning provided in Section 3.3.

“Dissenting Stockholders” shall have the meaning provided in Section 3.3.

“Effective Time” shall have the meaning provided in Section 2.3.

“Environmental Laws” shall have the meaning provided in Section 4.12.

“ERISA” shall have the meaning provided in Section 4.11(a).

“European Commission” shall mean the executive body of the European Union.

“Exchange Act” shall have the meaning provided in Section 1.1(a).

“Excluded Party” shall mean any Person, group of Persons or group that includes any Person (so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the No-Shop Period Start Date constitute at least 50% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement) from whom the Special Committee, the Company or any of its Representatives has received a written Takeover Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that the Special Committee determines in good faith prior to the No-Shop Period Start Date, constitutes or could reasonably be expected  to lead to a Superior Proposal.

“Fairness Opinion” shall have the meaning provided in Section 4.21.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any federal, state, local, provincial, domestic, foreign or multinational government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnitee; Indemnitees” shall have the meaning provided in Section 6.9(a).

“Independent Director” has the meaning set forth in Section 1.3(d).

“Independent Director Approval” has the meaning set forth in Section 1.3(f).

“Initial Offer Expiration Date” has the meaning set forth in Section 1.1(c).

“Intellectual Property” shall mean all intellectual property rights and related priority rights, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including all (i) patents and applications therefor, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”), (ii) trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”), (iii) Internet domain names, (iv) copyrights in works of authorship and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”), and (v) trade secrets and know-how (collectively, “Trade Secrets”).

“Information Statement” shall have the meaning provided in Section 4.4.

“Intervening Event” shall have the meaning provided in Section 6.2(f).

“Intervening Event Notice Period” shall have the meaning provided in Section 6.2(f).

“Knowledge” shall mean, (i) when used with respect to the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Schedule 8.11 of the Company Disclosure Schedule; and (ii) when used with respect to Parent or Purchaser, means the actual knowledge of the individuals listed on Section 9.12 of the Parent Disclosure Schedule.

“Law” shall mean any law, statute, ordinance, code, rule, regulation or Order of any Governmental Authority.

“Lien” shall mean any lien, claim, mortgage, encumbrance, pledge, security interest, equity or charge of any kind.

“Marks” shall have the meaning provided in the definition of Intellectual Property.

“Material Adverse Effect” shall have the meaning provided in Section 4.1(a).

“Merger” shall have the meaning provided in the Recitals.

“Merger Consideration” shall have the meaning provided in Section 3.1(c).

“Minimum Tender Condition” shall have the meaning provided in Annex A.

“No-Shop Period Start Date” shall have the meaning provided in Section 6.2(a).

“Notice Period” shall have the meaning provided in Section 6.2(g).

“Notice Period Condition” shall have the meaning provided in Annex A.

“Offer” has the meaning set forth in the Recitals.

“Offer Closing” has the meaning set forth in Section 1.1(e).

“Offer Conditions” has the meaning set forth in Section 1.1(b).

“Offer Documents” has the meaning set forth in Section 1.1(h).

“Offer Expiration Date” has the meaning set forth in Section 1.1(c).

“Offer Price” has the meaning set forth in the Recitals.

“Offer Termination” has the meaning set forth in Section 1.1(f).

“Order” shall mean any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Other Interested Party” shall have the meaning set forth in Section 6.2(d).

“Ordinary Course of Business” shall mean, with respect to any Person, actions taken or omitted to be taken by such Person in (i) the ordinary course of business, consistent (in nature, scope, and magnitude) with the prior custom of such Person and (ii) the normal course of day-to-day operations of such Person.

“Owned Real Property” shall have the meaning provided in Section 4.15(a).

“Parent” shall have the meaning provided in the Preamble.

“Parent Disclosure Schedule” shall have the meaning provided in Article V.

“Partnership Interests” shall have the meaning provided in Section 6.12(c).

“Patents” shall have the meaning provided in the definition of Intellectual Property.

“Paying Agent” shall have the meaning provided in Section 3.2(a).

“Permits” shall have the meaning provided in Section 4.8.

“Permitted Dividends” shall have the meaning provided in Section 6.1(b).

“Permitted Lien” shall mean (i) liens for Taxes not yet due and payable or which are being contested by appropriate proceedings, (ii) liens, encumbrances or imperfections of title resulting from or otherwise relating to any of the Contracts set forth in the Company Disclosure Schedule, (iii) liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under securities laws or related Laws of any jurisdiction, (iv) nonexclusive licenses of Intellectual Property, (v) carriers’, warehousemen’s, mechanics’, materialmen’s, servicemen’s, repairmen’s and other like liens imposed by any Law arising in the Ordinary Course of Business and securing obligations that are not yet due and payable or that are being contested by appropriate proceedings, and (vi) liens, encumbrances or imperfections of title which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien, encumbrance or imperfection.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Principal Stockholders” means Valhi Holding Company, Contran Corporation, Annette C. Simmons, Harold C. Simmons, the Annette Simmons Grandchildren’s Trust, and any Affiliate (other than the Company or any of its Subsidiaries) of any of the foregoing.

“Proxy Date” has the meaning set forth in Section 6.4(a).

“Proxy Statement” shall have the meaning provided in Section 4.4.

“Purchaser” has the meaning set forth in the Preamble.

“Qualified Person” has the meaning set forth in Section 1.3(e).

“Recommendations” shall have the meaning provided in Section 6.2(e).

“Related Documents” shall have the meaning provided in Section 9.7(a).

“Representatives” means any Person’s officers, directors, employees, consultants, advisors, controlled Affiliates and other representatives.

“Restraints” shall have the meaning provided in Section 7.1(b).

“Schedule 14D-9” has the meaning set forth in Section 1.2(a).

“Schedule TO” has the meaning set forth in Section 1.1(h).

“SEC” has the meaning set forth in Section 1.1(c).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” has the meaning set forth in the Recitals.

“Shares” has the meaning set forth in the Recitals.

“SOX” shall have the meaning in Section 4.5(d).

“Special Committee” has the meaning set forth in the Recitals.

“Special Committee Recommendation” shall have the meaning provided in Section 6.2(e).

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Superior Proposal” shall have the meaning provided in Section 6.2(h).

“Supplier Long-Term Agreements” shall have the meaning provided in Section 4.13(a)(v).

“Support Agreement” has the meaning set forth in the Recitals.

“Supporting Stockholders” has the meaning set forth in the Recitals.

“Surviving Corporation” shall have the meaning provided in Section 2.1.

“Takeover Proposal” shall have the meaning provided in Section 6.2(h).

“Tax Returns” shall have the meaning provided in Section 4.10(d).

“Taxes” shall have the meaning provided in Section 4.10(d).

“Termination Fee” shall mean an amount equal to $101 million, except that the “Termination Fee” shall mean an amount equal to $45.5 million if (i) this Agreement is terminated prior to the No-Shop Period Start Date by the Company pursuant to Section 8.1(d)(ii) in order to enter into a definitive agreement with respect to a Superior Proposal with an Excluded Party or (ii) this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii), 8.1(c)(iii) or 8.1(c)(iv) in a circumstance in which the event giving rise to the right of termination occurred prior to the No-Shop Period Start Date and is based on the submission of a Takeover Proposal prior to the No-Shop Period Start Date by an Excluded Party.

“TIMET Plan” shall have the meaning provided in Section 6.12(b).

“TIMET Trust” shall have the meaning provided in Section 6.12(b).

“Trade Secrets” shall have the meaning provided in the definition of Intellectual Property.

“Transactions” refers collectively to the transactions contemplated by this Agreement, including the Offer, the Support Agreement and the Merger.

“Valhi Stock” shall have the meaning provided in Section 6.12(c).

“Walk-Away Date” shall have the meaning provided in Section 8.1(b).

“Willful Breach” shall mean (a) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement, (b) the failure by Purchaser to consummate the Offer Closing, if the Offer Conditions have been satisfied or waived, or (c) the failure by any party to consummate the Merger after all of the conditions set forth in Article VII have been satisfied or waived.

“Written Consent” shall have the meaning provided in Section 4.3(e).

Section 9.13 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement is not exclusive.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties hereto; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

ELIT ACQUISITION SUB CORP.

By:
Name: Shawn R. Hagel
Title: Executive Vice President and Chief Financial Officer

PRECISION CASTPARTS CORP.

By:
Name: Shawn R. Hagel
Title: Executive Vice President and Chief Financial Officer

TITANIUM METALS CORPORATION

By:
Name: James W. Brown
Title: Vice President and Chief Financial Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX A

Conditions to the Offer

The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the phrase “the Agreement” shall be deemed to refer to the attached Agreement.

Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered Shares if (i) there shall not have been validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of Shares representing (A) at least a majority of the Shares issued and outstanding (determined on a fully-diluted basis) as of the date the Shares are accepted for payment pursuant to the Offer and (B) at least a majority of the shares of Company Common Stock, excluding shares of Company Common Stock owned by any Principal Stockholder, CMRT and the officers and directors of the Company, issued and outstanding as of the date the Shares are accepted for payment pursuant to the Offer (collectively, the “Minimum Tender Condition,”), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, (iii) the European Commission has not cleared the Transaction pursuant to Council Regulation n°139/2004, or (iv) at any time on or after the date of the Agreement and prior to the expiration of the Offer, any of the following conditions shall exist and be continuing as of the expiration of the Offer:

(a) there shall be in effect any Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority that restrains, enjoins, prevents, prohibits or makes illegal the Offer, acceptance for payment, payment for or purchase of some or all of the Shares by Purchaser or Parent pursuant to the Offer, or the consummation of the Transactions.

(b) the representations and warranties of the Company set forth in the Agreement shall not be true and correct as of the expiration of the Offer as though made on and as of such time (except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct as of such earlier date), provided, however, that, (i) except in the case of Section 4.2(a), Section 4.3(a), Section 4.3(b), Section 4.3(c) and Section 4.6(ii), for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect and (ii) except in the case of Section 4.2(a), Section 4.3(a), Section 4.3(b) and Section 4.3(c), for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(c) since the date of the Agreement, there shall have occurred a Material Adverse Effect with respect to the Company;

(d) any Action relating to the Offer, the Merger, the Transactions or the Agreement shall have been commenced and be pending by any Governmental Authority seeking to delay, restrain or otherwise prohibit the making or consummation of the Offer, the Merger or the Transactions, or to obtain material damages in connection with the Offer, the Merger, the Transactions or the Agreement;

(e) Section 203 of the DGCL shall be applicable to the Offer and the Merger;

(f) the Company shall not have performed or complied in all material respects with its obligations, agreements or covenants required to be performed or complied with under the Agreement at or prior to the expiration of the Offer, and such breach or failure has not been cured at or prior to the expiration of the Offer;

(g) the closing of the Offer would constitute a violation of or default under any federal or state securities laws, rules or regulations;

(h) the Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated in accordance with the terms of the Agreement; or

(i) an Intervening Event Notice Period or a Notice Period shall have commenced in accordance with Section 6.2 and shall not have expired (or been terminated by agreement of the parties) (the “Notice Period Condition”).

The foregoing conditions are for the sole benefit of Parent and Purchaser and (except for the Minimum Tender Condition or the Notice Period Condition) may be waived by Parent or Purchaser in whole or in part at any time and from time to time and in the sole discretion of Parent or Purchaser, subject in each case to the terms of the Agreement.  Any reference in this Annex A or in the Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived.  The foregoing conditions shall be in addition to, and not a limitation of the rights of Parent and Purchaser to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Agreement.  The failure by Parent, Purchaser or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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ARTICLE I                      THE OFFER
Section 1.1                      The Offer
Section 1.2                      Company Actions
Section 1.3                      Directors of the Company
Section 1.4                      Offer Documents; Schedule 14D-9; Proxy or Information Statement; 14f-1 Disclosures
ARTICLE II                      THE MERGER
Section 2.1                      The Merger
Section 2.2                      Closing
Section 2.3                      Effective Time
Section 2.4                      Effects of the Merger
Section 2.5                      Certificate of Incorporation and Bylaws of the Surviving Corporation
Section 2.6                      Directors and Officers of the Surviving Corporation
ARTICLE III                   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS
Section 3.1                      Effect on Capital Stock
Section 3.2                      Exchange of Company Common Stock
Section 3.3                      Appraisal Rights
Section 3.4                      Termination of Company Stock Plan
Section 3.5                      Adjustments
ARTICLE IV                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 4.1                      Organization, Standing and Corporate Power
Section 4.2                      Capitalization
Section 4.3                      Authority; Noncontravention; Voting Requirements
Section 4.4                      Governmental Approvals
Section 4.5                      Company SEC Documents; Undisclosed Liabilities
Section 4.6                      Absence of Certain Changes
Section 4.7                      Legal Proceedings
Section 4.8                      Compliance With Laws; Permits

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Section 4.9                      Information Supplied
Section 4.10                      Tax Matters
Section 4.11                      Employment, Employee Benefits and Labor Matters
Section 4.12                      Environmental Matters
Section 4.13                      Material Contracts
Section 4.14                      Intellectual Property
Section 4.15                      Property; Title to Assets
Section 4.16                      Insurance
Section 4.17                      Affiliated Transactions
Section 4.18                      Warranties
Section 4.19                      Certain Business Practices
Section 4.20                      State Antitakeover Statutes
Section 4.21                      Opinion of Financial Advisor
Section 4.22                      Brokers and Other Advisors
Section 4.23                      No Other Representations or Warranties
ARTICLE V                      REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
Section 5.1                      Organization; Standing
Section 5.2                      Authority; Noncontravention
Section 5.3                      Governmental Approvals
Section 5.4                      Information Supplied
Section 5.5                      Ownership and Operations of Purchaser
Section 5.6                      Capital Resources
Section 5.7                      Ownership of Shares
Section 5.8                      Certain Arrangements
Section 5.9                      Investigations; Litigation
Section 5.10                      Brokers and Other Advisors
Section 5.11                      Parent and Purchaser Acknowledgements
ARTICLE VI                   ADDITIONAL COVENANTS AND AGREEMENTS
Section 6.1                      Conduct of Business

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Section 6.2                      Other Offers; Etc
Section 6.3                      Preparation of the Proxy or Information Statement
Section 6.4                      Stockholders Meeting; Action by Written Consent
Section 6.5                      Reasonable Best Efforts
Section 6.6                      Public Announcements
Section 6.7                      Access to Information; Confidentiality
Section 6.8                      Notification of Certain Matters
Section 6.9                      Indemnification and Insurance
Section 6.10                      Fees and Expenses
Section 6.11                      Rule 16b-3
Section 6.12                      Employee Matters
Section 6.13                      Delisting
Section 6.14                      Rule 14d-10
Section 6.15                      Control of Operations
Section 6.16                      Termination of Agreements With Principal Stockholders
Section 6.17                      Stockholder Litigation
Section 6.18                      Commercial Agreements
ARTICLE VII                   CONDITIONS PRECEDENT
Section 7.1                      Conditions to Each Party’s Obligation to Effect the Merger
Section 7.2                      Frustration of Closing Conditions
ARTICLE VIII                 TERMINATION
Section 8.1                      Termination
Section 8.2                      Effect of Termination
ARTICLE IX                   MISCELLANEOUS
Section 9.1                      No Survival of Representations and Warranties
Section 9.2                      Amendment or Supplement
Section 9.3                      Extension of Time, Waiver, Etc
Section 9.4                      Assignment
Section 9.5                      Counterparts; Scanned Signatures

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Section 9.6                      Entire Agreement; No Third-Party Beneficiaries
Section 9.7                      Governing Law; Jurisdiction; Waiver of Jury Trial
Section 9.8                      Specific Enforcement
Section 9.9                      Notices
Section 9.10                      Severability
Section 9.11                      Obligation of Parent
Section 9.12                      Definitions
Section 9.13                      Interpretation